EXHIBIT 10.1
Agreement
Apollo Gold Corporation: Black Fox Gold Project

Project Facility Agreement

Apollo Gold Corporation RMB Australia Holdings Limited Macquarie Bank Limited RMB Resources Inc.

david.walton@freehills.com imogen.scanlan@freehills.com

QV.1 Building 250 St Georges Terrace Perth WA 6000 Australia GPO Box U1942 Perth WA 6845 Australia Sydney Melbourne Perth Brisbane Singapore	Telephone +61 8 9211 7777 Facsimile +61 8 9211 7878 www.freehills.com DX 104 Perth Correspondent offices in Hanoi Ho Chi Minh City Jakarta

Contents

	Table of contents

	The agreement	1

1	Definitions and interpretations	2
	1.1 Definitions	2
	1.2 Interpretations	26
	1.3 Inclusive expressions	27
	1.4 Business Day	27
	1.5 Accounting Standards	27

2	Conditions precedent	27
	2.1 Conditions precedent to the Initial Funding Portion	27
	2.2 Conditions precedent to all Funding Portions	29
	2.3 Certified copies	30
	2.4 Benefit of conditions precedent	30

3	Commitment, purpose and availability of the Facility	30
	3.1 Provision of Commitment	30
	3.2 Several obligations and rights of the Financiers	30
	3.3 Purpose	30
	3.4 Cancellation of Commitment during Availability Period	31
	3.5 Cancellation at end of Availability Period	31
	3.6 Voluntary prepayment	31
	3.7 Mandatory prepayment	31
	3.8 Cancellations, prepayments and Project Completion	32
	3.9 Cancellations and prepayments in inverse order	32

4	Funding and rate setting procedures	32
	4.1 Delivery of Funding Notice	32
	4.2 Requirements for a Funding Notice	32
	4.3 Irrevocability of Funding Notice	32
	4.4 Amount of Funding Portions	32
	4.5 Selection of Interest Periods	33
	4.6 Selection Notice	33
	4.7 Determination of Funding Rate	33

5	Facility	33
	5.1 Provision of Funding Portions	33
	5.2 Repayment	34
	5.3 Repayment of other Secured Moneys	34
	5.4 Interest	34
	5.5 Calculation of per annum interest rate	34
	5.6 Maximum interest payable	34

6	Payments	35
	6.1 Manner of payment	35
	6.2 Payments on a Business Day	35
	6.3 Payments in gross	35
	6.4 Additional payments	35
	6.5 Taxation deduction procedures	35
	6.6 Tax Credit	36

Contents 1

Contents

	6.7 Tax affairs	36
	6.8 Amounts payable on demand	36
	6.9 Appropriation of payments	36
	6.10 Distribution by Agent	37
	6.11 Non-receipt of funds by Agent	37
	6.12 Redistribution of payments	37
	6.13 Rounding	38
	6.14 Currency exchanges	38

7	Issue of Warrants	38
	7.1 Warrants	38
	7.2 Issue of Warrants	38
	7.3 Exercise of Warrants	39
	7.4 Ranking of Shares and Warrants	39
	7.5 Registration under US Securities Laws	39

8	Representations and warranties	40
	8.1 General representations and warranties	40
	8.2 Project representations and warranties	43
	8.3 Survival and repetition of representations and warranties	45
	8.4 Reliance by Finance Parties	45

9	Undertakings	45
	9.1 Conduct of Project	45
	9.2 Project Covenants	45
	9.3 Environmental issues	46
	9.4 Mining Rights	47
	9.5 Corporate budget	47
	9.6 Provision of information and reports	47
	9.7 Proper accounts	48
	9.8 Notices to the Agent	48
	9.9 Corporate existence	50
	9.10 Compliance	50
	9.11 Maintenance of capital	50
	9.12 Compliance with laws and Authorisations	50
	9.13 Payment of debts, outgoings and Taxes	51
	9.14 Project Documents	51
	9.15 Amendments to constitution	52
	9.16 Negative pledge and disposal of assets	52
	9.17 No change to business	52
	9.18 Financial accommodation and Financial Indebtedness	53
	9.19 Arm’s length transactions	53
	9.20 No new Subsidiaries	53
	9.21 Restrictions on Distributions and fees	53
	9.22 Undertakings regarding Secured Property	54
	9.23 Insurance	55
	9.24 Financial undertakings	57
	9.25 Hedging	57
	9.26 Subordination of Inter-Company Claims	57
	9.27 Share Qualification	58
	9.28 Continued Listing	58
	9.29 Convertible Debenture	58
	9.30 Term of undertakings	59

Contents 2

Contents

10	Market Disruption Event	59
	10.1 Market Disruption	59

11	Cashflow Model	59
	11.1 Calculations	59
	11.2 Calculations in United States Dollars	60
	11.3 Maintenance	60
	11.4 Update of Cashflow Model	60
	11.5 Factors since commencement of production	60
	11.6 Delivery of updated Cashflow Model	60
	11.7 Determination is binding	60

12	Project Accounts	61
	12.1 Establishment of Project Accounts	61
	12.2 Debt Service Reserve Account	61
	12.3 Proceeds Account	61
	12.4 Limits on withdrawals	63

13	Events of Default	63
	13.1 Events of Default	63
	13.2 Effect of Event of Default	66
	13.3 Transaction Parties to continue to perform	66
	13.4 Enforcement	66
	13.5 Review event	67

14	Increased costs and illegality	67
	14.1 Increased costs	67
	14.2 Illegality	68
	14.3 Reduction of Commitment	68

15	Indemnities and Break Costs	68
	15.1 General indemnity	68
	15.2 Break Costs	69
	15.3 Foreign currency indemnity	69
	15.4 Conversion of currencies	70
	15.5 Continuing indemnities and evidence of Loss	70

16	Fees, Tax, costs and expenses	70
	16.1 Arrangement fee	70
	16.2 Commitment fee	70
	16.3 Tax	70
	16.4 Costs and expenses	71

17	Interest on overdue amounts	71
	17.1 Payment of interest	71
	17.2 Accrual of interest	71
	17.3 Rate of interest	71

18	Relations between Agent and Financiers	72
	18.1 Appointment of Agent	72
	18.2 Agent’s capacity	72
	18.3 Agent’s obligations	72
	18.4 Agent’s powers	72
	18.5 Instructions to Agent	73
	18.6 Assumptions as to authority	73

Contents 3

Contents

	18.7 Agent’s liability	73
	18.8 Delegation	74
	18.9 Agent entitled to rely	74
	18.10 Provision of information	74
	18.11 Indemnity by Financiers	74
	18.12 Independent appraisal by Financiers	75
	18.13 Resignation and removal of Agent	75
	18.14 Institution of actions by Financiers	75
	18.15 Identity of Financiers	75
	18.16 Electronic transmission of notices	76

19	Assignment	76
	19.1 Assignment by Transaction Party	76
	19.2 Assignment by Finance Party	76
	19.3 Substitution agreement	77
	19.4 Assist	77
	19.5 Participation not permitted	77
	19.6 Lending Office	77
	19.7 No increase in costs	77
	19.8 Anti-Money Laundering	77

20	Saving provisions	78
	20.1 No merger of security	78
	20.2 Exclusion of moratorium	78
	20.3 Conflict	79
	20.4 Consents	79
	20.5 Principal obligations	79
	20.6 Non-avoidance	79
	20.7 Set-off authorised	79
	20.8 Agent’s certificates and approvals	80
	20.9 No reliance or other obligations and risk assumption	80
	20.10 Power of attorney	80

21	General	80
	21.1 Confidential information	80
	21.2 Transaction Party to bear cost	81
	21.3 Notices	81
	21.4 Governing law and jurisdiction	81
	21.5 Prohibition and enforceability	82
	21.6 Waivers	82
	21.7 Variation	82
	21.8 Cumulative rights	82
	21.9 Attorneys	82
	21.10 Counterparts	83

	Schedules
	Notice Details
	Commitment
	Repayment Schedule
	Project Completion Test
	Securities

Contents 4

Contents

Officer’s certificate
Funding Notice
Selection Notice
Form of Warrant Certificate
Permitted Encumbrances
Project Area
Group Structure Diagram
Unpatented Mining Claims
Royalties
Existing Registrations
Guarantee Assumption Agreement
Substitution Agreement
Freehills owns the copyright in this document and using it without permission is strictly prohibited.

Contents 5

The agreement

Project Facility Agreement

Date 20 February 2009

Between the parties
Borrower

Apollo Gold Corporation
a corporation existing under the laws of the Yukon Territory, Canada of 5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America
(Borrower)

Financier

RMB Australia Holdings Limited
a company incorporated under the laws of Australia
of Level 13, 60 Castlereagh Street, Sydney, New South Wales 2000, Australia

Macquarie Bank Limited
ACN 008 583 542 of Level 1, No. 1 Martin Place, Sydney NSW 2000, Australia

Agent and Security Agent

RMB Resources Inc.
a company incorporated under the laws of Delaware, United States of America of Suite 900, 143 Union Boulevard, Lakewood, Colorado, United States of America
(both the Agent and the Security Agent)

Background	1 The Financiers entered into a Bridge Facility Agreement with the Borrower on 10 December 2008. 2 The Financiers have agreed to provide the Facility to the Borrower on the terms of this agreement.
The parties agree	as set out in the operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

1	Definitions and interpretations

1.1	Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning
Accounting Standards	generally accepted accounting principles in Canada.
Affiliate

with respect to a Person:
1     any partner, officer, ten percent (10%) or more shareholder, manager, director, employee or managing agent of that Person or that Person’s Affiliates;
2     any spouse, parent, siblings, children or grandchildren (by birth or adoption) of that Person; and
3     any other Person (other than a Subsidiary):
•  that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person;
•  that directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other voting interest of that Person or any Subsidiary of that Person; or
•  10% or more of the voting stock or partnership or other voting interest of which is directly or indirectly beneficially owned or held by that Person or a Subsidiary of that Person.

AGI

Apollo Gold Inc., a corporation existing under the laws of Delaware, United States of America of 5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado, 80111-3220, United States of America.

Adjusted Current Assets	Current Assets less (to the extent included in Current Assets in accordance with the Accounting Standards) the amount of any mark-to-market value of Hedging Agreements.
Adjusted Current Liabilities

Current Liabilities less (to the extent included in Current Liabilities in accordance with the Accounting Standards) the amount of any mark-to-market liabilities of the Borrower under Hedging Agreements.

Adjusted Total Liabilities	Total Liabilities less (to the extent included in Total Liabilities in accordance with the Accounting Standards) the amount of any mark-to-market liabilities of the Borrower under Hedging Agreements.
Adjusted Total Assets	Total Assets less (to the extent included in Total Assets in accordance with the Accounting Standards) the amount of any mark-to-market value of Hedging Agreements.

Term	Meaning
AMEX	the NYSE Alternext U.S. exchange, formerly known as the American Stock Exchange.
AMEX Approval	the approval of the AMEX in connection with the issuance and listing of Shares issuable on the exercise of a Warrant.
Anticipated Project Completion Date

the date on which the Project Completion Date is forecast to occur as advised to the Agent in the most recent Project Status Certificate and, if requested by the Agent, confirmed by the Independent Technical Consultant.

Associate	a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.
Attorney	an attorney appointed under a Transaction Document.
Authorisation

1      any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption; or
2      in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.

Availability Period

the period commencing on the satisfaction of the conditions precedent in clause 2.1 and ending on the earlier of:
1      the date on which the Commitment is cancelled in full under this agreement; or
2      30 June 2009.

Available Project Finance Amount

at any time, the funds available to the Borrower for the development of the Project and the achievement of Project Completion, being the aggregate of the Undrawn Commitment at that time, and the amount of any other funding (whether debt or equity funding) available to the Borrower at that time for the payment of Project Costs from sources that are approved by the Agent.

Beneficiary	has the meaning given to that term under the Security Agent Agreement.
Break Costs

for any repayment or prepayment the amount (if any) by which:
1      the interest on the amount repaid or prepaid which a Financier should have received under this agreement (had the repayment or prepayment not occurred), exceeds:
2      the return which that Financier would be able to obtain by placing the amount repaid or prepaid to it on deposit with a Reference Bank, in each case for the period from the date of repayment or prepayment until the last day of the then current Interest Period applicable to the repaid or prepaid amount.

Term	Meaning
Bridge Facility Agreement	the Bridge Facility Agreement dated 10 December 2008 between the Borrower, the Financiers, the Agent and the Security Agent.
Business Day

1      for the purposes of clause 21.3, a day on which banks are open for business in the city where the notice or other communication is received excluding a Saturday, Sunday or public holiday; and
2      for all other purposes, a day on which banks are open for business in Sydney, Australia, Denver, United States of America and Toronto, Canada, excluding a Saturday, Sunday or public holiday.

C$	the lawful currency of Canada.
C$ Equivalent Amount

in respect of an amount on a day, means the amount of Canadian Dollars converted from another currency at the noon spot rate for the purchase of Canadian Dollars with that currency quoted by the Bank of Canada on that day.

CADS

in respect of a period, the Revenue for that period less the aggregate of the following amounts actually paid by the Borrower during that period (or, where not actually paid at the date of any calculation, projected or estimated by the Agent to be paid during that period as contemplated in the Cashflow Model):
1      Operating Costs in accordance with the latest Cashflow Model;
2      capital expenditures in accordance with the latest Cashflow Model; and
3      any fees, Taxes or royalties paid to a Government Agency in respect of the Project (whether currently payable or levied or imposed after the date of this agreement).

Calculation Date	each Quarterly Date while there is Principal Outstanding or exposure under a Financier Hedging Agreement with respect to Product.
Canadian Securities Law

all applicable securities laws in Canada and the respective regulations and rules under those laws together with applicable published policy statements of the securities regulatory authorities in Canada.

Cashflow Model

the cashflow model prepared by the Borrower and approved by the Agent (acting on the instructions of all Financiers) to be provided in accordance with clause 2.1(h) and then provided in an updated form under clause 11.

Caterpillar Master Finance Lease	the Caterpillar Master Finance Lease dated 19 January 2009 between Caterpillar Financial Services Limited and the Borrower.
Certificate	a share certificate or other document (which conforms with the Listing Rules) evidencing legal ownership of a share listed on the TSX and the AMEX.

Term	Meaning
Change in Law

any present or future law, regulation, treaty, order or official directive or request (which, if not having the force of law, would be complied with by a responsible financial institution) which:
1      commences, is introduced, or changes, after the date of this agreement; and
2      does not relate to a change in the effective rate at which Tax is imposed on the overall net income of a Finance Party.

Civil and Earthworks Contract	the Civil and Earthworks Contract dated 6 February 2009 between the Borrower and 749496 Ontario Limited operating as CMS Mechanical Timmins Division.
Collateral Security

any present or future Encumbrance, Surety Obligation or other document or agreement created or entered into by a Transaction Party or any other person as security for, or to credit enhance, the payment of any of the Secured Moneys, including any further security granted under clause 9.22(b).

Commitment	in relation to a Financier, the amount set out opposite its name in the column entitled ‘Commitment’ in Schedule 2 as reduced under this Agreement.
Contamination	in respect of a property, the presence of Pollutants: 1 in, on or under the property; or 2 in the ambient air and emanating from the property.
Contested Tax

a Tax payable by a Transaction Party where the Transaction Party is contesting its liability to pay that Tax, and has reasonable grounds to do so, and in respect of which there has been set aside a reserve (segregated to the extent required by Accounting Standards) in an amount which is adequate.

Control

of a Person, includes the possession directly or indirectly of the power, whether or not having statutory, legal or equitable force, and whether or not based on statutory, legal or equitable rights, directly or indirectly, to do any of the following:
1      where the word Control is used in the context of a Review Event, to control 20% or more of the total votes which might be cast at a general meeting of that Person;
2      where the word Control is used elsewhere in this agreement, to control 50% or more of the total votes which might be cast at a general meeting of that Person;
3      to elect or appoint a majority of the board of directors or other governing body of that Person; or
4      to direct or cause the direction of the management and policies of that company whether by means of trusts, agreements, arrangements, understandings, the ownership of any interest in shares or stock of that company or otherwise.

Term	Meaning
Convertible Debenture

the obligation of the Borrower to repay an aggregate of US$8,580,000 principal amount, together with interest and other monies owing as specified pursuant to the terms of the debenture certificates issued on February 23, 2007, pursuant to the terms and conditions of an agency agreement between the Borrower and Regent Securities Capital Corporation and pursuant to the terms and conditions of an agency agreement between the Borrower and Shoreline Pacific LLC, each debenture having a two year term maturing on February 23, 2009 and bearing interest at the rate of 1% per month for the first 12 months and increasing to 1.5% per month for the next 12 months until maturity or conversion, as amended and extended in respect of the debentures issued to RAB in the principal amount of US$4,290,000 as more fully set out in a term sheet dated 20 January 2009 between Haywood Securities Inc., RAB and the Borrower.

Corporate Budget	the consolidated corporate budget for non-Project expenditures of the Borrower and Group through the end of 2009 to be provided in accordance with clause 2.1(f).
Current Assets	the consolidated current assets of the Group, determined in accordance with the Accounting Standards.
Current Liabilities	the consolidated current liabilities of the Group, determined in accordance with the Accounting Standards.
Current Ratio	the ratio of Adjusted Current Assets to Adjusted Current Liabilities.
Debt Service Cover Ratio or DSCR

on any Calculation Date, means each of the following:
1      the figure calculated by the Agent in accordance with the formula:
DSCR (historical) = CADS(historical) / DS
where:
DSCR (historical) is the Debt Service Cover Ratio based on historical information on that Calculation Date;
CADS (historical) is the CADS for the 3 month period immediately preceding that Calculation Date; and
DS is the aggregate of the Repayment Amount required to be paid on that Calculation Date and the forecast or actual Interest Expense payable in relation to the 3 month period immediately preceding that Calculation Date; and
2      the figure calculated by the Agent in accordance with the formula:
DSCR (forward) = CADS (forward) / DS
where:
DSCR (forward) is the Debt Service Cover Ratio based on projected information on that Calculation Date;
CADS (forward) is the estimated CADS for the 3 month period immediately following that Calculation Date; and
DS is the aggregate of the Repayment Amount required to be paid on the next Calculation Date and the forecast Interest Expense payable in relation to the 3 month period immediately following that Calculation Date.

Term	Meaning
Debt Service Reserve Account	the account established in accordance with clause 12.1(b).
Debt Service Reserve Amount

at all times the greater of:
1      US$5,000,000; or
2      in respect of a date, the aggregate of the Repayment Amount, payable on the next Repayment Date and all interest projected to be payable on or before the next Repayment Date.

Default	1 an Event of Default; or 2 a Potential Event of Default.
Direct Agreements

1      Direct Agreement - Model Services Agreement made or to be made between the Agent, the Borrower and GBM Minerals Engineering Consultants Limited;
2      Direct Agreement – Genivar Agreement (8 October 2008) made or to be made between the Agent, the Borrower and Genivar;
3      Direct Agreement – Genivar Agreement (4 November 2008) made or to be made between the Agent, the Borrower and Genivar;
4      Direct Agreement – Genivar Agreement (18 November 2008) made or to be made between the Agent, the Borrower and Genivar;
5      Direct Agreement – Genivar Agreement (26 November 2008) made or to be made between the Agent, the Borrower and Genivar
6      Direct Agreement - Mazuma Master Lease Agreement made or to be made between the Agent, the Borrower and Mazuma Capital Corp;
7      Direct Agreement - Open Pit Stripping Contract Agreement made or to be made between the Agent, the Borrower and Leo Alarie and Sons Construction Ltd;
8      Direct Agreement – Holding Ponds Contract Agreement made or to be made between the Agent, the Borrower and Leo Alarie and Sons Construction Ltd
9      Direct Agreement - Caterpillar Master Finance Lease made or to be made between the Agent, the Borrower and Caterpillar Financial Services Corporation;
10    Direct Agreement – Civil and Earthworks Contract made or to be made between the Agent, the Borrower and 749496 Ontario Limited operating as CMS Mechanical Timmins Division; and
11    any other direct agreement entered into by the Borrower in accordance with clause 9.14(c).

Term	Meaning
Dispose	in relation to any asset, property or right, means to sell, transfer, assign, surrender, convey, lease, licence, lend, farm-out or otherwise dispose of any interest in the asset, property or right.
Distribution	any dividend, distribution or other amount declared or paid by a Transaction Party on any Marketable Securities issued by it.
Documents	the Transaction Documents and the Project Documents.
Encumbrance

1     any mortgage, agreement to secure debt, agreement of trust, lien, pledge, charge, capital lease, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of that Person or upon the income and profits therefrom, whether that interest is based on the common law, statute or contract; and
2     any arrangement, express or implied, under which any property of that Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Financial Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of that Person.

End Date

from time to time means the date determined by the Agent (acting on the instructions of all Financiers), having regard to the latest Cashflow Model and any other information provided to it under clause 9.6, to be the Calculation Date immediately preceding the beginning of the first 3 month period (after the end of the Availability Period) in respect of which CADS is negative or zero.

Environmental Approvals	all consents, approvals, licences or other Authorisations of any kind required by Environmental Law.
Environmental Law

any law of Canada or the Province of Ontario that relates to the protection of the environment or health and safety or manages Pollutants, including laws concerning land use or the rehabilitation of any land, development, Contamination, conservation of natural or cultural resources and resource allocation (including any law of Canada or the Province of Ontario relating to the exploration for, and development or exploitation of, any natural resource).

Event of Default	any event specified in clause 13.1.
Excess Cashflow	on 30 June 2009 and each subsequent Quarterly Date, the Revenue for the preceding Quarter minus the aggregate of the amounts to be applied on the relevant date under clauses 12.3(b)(1) to 12.3(b)(8).
Excluded Tax

a Tax imposed by any jurisdiction on the net income of a Finance Party but not a Tax:
1      calculated on, on account of, or by reference to the gross amount of any payment (without allowance for any deduction) derived by a Finance Party under a Transaction Document or any other document referred to in a Transaction Document; or
2      imposed as a result of a Finance Party being considered a resident of or organised or doing business in that jurisdiction solely as a result of it being a party to a Transaction Document or any transaction contemplated by a Transaction Document.

Term	Meaning
Expiry Date	the date 48 months after the Warrants are to be issued to a Financier or a Financier’s nominee in accordance with clauses 2.1(p) and 7.1.
Exposure	has the meaning given to that term under the Security Agent Agreement.
Facility	the facility made available by the Financiers to the Borrower under clause 3.1 of this agreement.
Final Repayment Date

the last occurring Repayment Date set out in the left column of the Repayment Schedule, being 31 March 2013, or any other date determined to be the Final Repayment Date in accordance with this agreement.

Finance Party	each of: 1 the Agent; 2 the Security Agent; 3 the Financiers; and 4 each other Beneficiary, and Finance Parties means all of them.
Financial Indebtedness

any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:
1      bill, bond, debenture, note or similar instrument;
2      acceptance, endorsement or discounting arrangement;
3      Surety Obligation;
4      finance or capital Lease;
5      agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service;
6      obligation to deliver goods or provide services paid for in advance by any of the Financiers;
7      agreement for the payment of capital or premium on the redemption of any preference shares; or
8      Hedging Agreements,
and irrespective of whether the debt or liability
9      is present or future;
10    is actual, prospective, contingent or otherwise;
11    is at any time ascertained or unascertained;
12    is owed or incurred alone or severally or jointly or both with any other person; or
13    comprises any combination of the above.

Term	Meaning
Financial Report

in relation to an entity, the following financial statements and information in relation to the entity (or the equivalent financial statements or information in the jurisdiction of the entity), prepared for its financial quarter, financial half-year or financial year:
1      a statement of financial performance;
2      a statement of financial position; and
3      a statement of cashflows.

Financier Hedging Agreement	1 the Macquarie ISDA; 2 the RMB ISDA; 3 the Novation Agreement; and 4 each other Hedging Agreement to which the Financiers are a party.
First Supplemental Agreement to the Security Agent Agreement	the First Supplemental Agreement to the Security Agent Agreement dated 6 February 2009 between the Borrower and the Finance Parties.
Force Majeure Event

1      an act of God;
2      war, revolution, an act of terrorism, or any other unlawful act against public order or authority;
3      a restraint by a Government Agency; and
4      any other event which a reasonable person could not foresee or reasonably make provision for or insure against, which wholly or partially prevents, hinders, obstructs, delays or interferes with the development or operation of the Project or the sale of Product.

Funding Date	the date on which a Funding Portion is provided, or is to be provided, to the Borrower under this agreement.
Funding Notice	a notice given under clause 4.1.

Term	Meaning
Funding Portion	each portion of the Total Commitment provided under this agreement.
Funding Rate	in respect of an Interest Period, the aggregate of: 1 LIBOR for that Interest Period; and 2 the Margin.
Genivar Agreements

each of the following agreements between Genivar and the Borrower:
1      engineering agreement for the conveyor feeding the primary ball mill at the Project dated 26 November 2008;
2      agreement to develop the design and contract administration of some of the components in the startup of a new mine dated 8 October 2008;
3      agreement to carry out the detailed engineering and design documents for the civil foundation and structural work at the Project dated 4 November 2008; and
4      additional scope of work for the infrastructure moves and underground preparation work at the Project dated 18 November 2008.

Good Industry Practice

the degree of care and skill, diligence, prudence (financial and operational), foresight and operating practice which would reasonably and ordinarily be expected from a skilled operator engaged in the same type of undertaking as the Project under the same or similar circumstances.

Government Agency	any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.
Group	each of the companies in the Group Structure Diagram and any company which becomes a Subsidiary of the Borrower after the date of this agreement, and Group Member means any one of them.
Group Structure Diagram	the group structure diagram in Schedule 12, as amended or updated by the delivery of a new diagram to the Agent under clause 9.6(i).
Guarantee Assumption Agreement	an agreement in the form of attachment 1.
Guarantor	any person who has executed a Guarantee Assumption Agreement.
Hedging Agreement

each interest rate transaction, foreign exchange transaction, equity or equity index option, bond option, commodity swap, commodity option, commodity forward sale, cap transaction, currency swap transaction, cross-currency swap rate transaction or any other hedge or derivative agreement entered into by a Transaction Party, including any master agreement and any transaction or confirmation under it, and including the Financier Hedging Agreements.

Term	Meaning
Holding Company	of any person, means the company in respect of which that person is a Subsidiary.
Holding Pond Contract Agreement	the Holding Pond Contract Agreement dated 22 October 2008 between Leo Alarie and Sons Construction Limited and the Borrower.
Independent Technical Consultant	Mining and Quarry Engineering Services or any substitute appointed by the Agent after consultation with the Borrower.
Intangible Assets

1.     goodwill, patents, tradenames, trademarks, copyright, other intellectual property rights and any other items which according to Accounting Standards, are regarded as intangible assets; and
2.     future tax benefits.

Initial Transaction Costs

1      all Taxes and registration fees payable on or with respect to the Transaction Documents;
2      the arrangement fee described in clause 16.1;
3      the reasonable legal fees in relation to the preparation, negotiation and completion of the Transaction Documents and all related matters; and
4      all other fees, costs and expenses (including travel costs and other disbursements) of the Finance Parties.

Inter-Company Claims

all debts and liabilities of each Group Member to any other Group Member on any account and in any capacity, irrespective of whether the debts and liabilities:
1      are present or future;
2      are actual, prospective, contingent or otherwise;
3      are at any time ascertained or unascertained;
4      are owed or incurred by or on account of a Group Member alone severally or jointly with another person;
5      are owed to or incurred for the account of a Group Member alone, or severally or jointly with another person;
6      are owed to another person as agent (whether disclosed or not) for or on behalf of a Group Member;
7      are owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages (whether for breach of contract or tort or incurred on another ground), losses, costs or expenses, or on any other account;
8      are owed to or incurred for the account of a Group Member before or after the date of this agreement; or
9      comprise a combination of the above.

Term	Meaning
Interest Expense

1      all interest and amounts in the nature of interest or of similar effect to interest paid or payable in respect of the Facility and Transaction Documents; and
2      all commitment, line, account and similar fees and other amounts of a regular and recurring nature payable in relation to the Facility and the Transaction Documents but excluding establishment, participation, arrangement and other fees payable once only and payments due under a Hedging Agreement.

Interest Payment Date	the last day of each Interest Period.
Interest Period	a period selected or determined under clause 4.5.
Key Personnel	3 R. David Russell (President and Chief Executive Officer of the Borrower); and 4 Melvyn Williams (Chief Financial Officer; Senior Vice President - Finance and Corporate Development of the Borrower).
Lease	a lease, sale lease-back, synthetic lease or any other agreement under which any property is or may be used or operated by a person other than the owner.
Lending Office	in respect of a Financier, the office of that Financier set out opposite its name in Schedule 1 or any other office notified by that Financier under this agreement.
LIBOR01 Page

the page entitled ‘LIBOR01’ on the Reuters Monitor Money Rates Service or any other page which may replace the LIBOR01 page for the purpose of displaying offered rates for United States Dollar deposits.

LIBOR

in relation to an Interest Period for a Funding Portion, the rate per cent per annum determined by the Agent to be:
5      the average of the rates quoted on the LIBOR01 Page as being the rate per annum at which United States Dollar deposits are offered for a period equivalent to the Interest Period at about 11.00 am (London time) on the Value Date, eliminating the highest and lowest rates and rounding up the resultant figure to 4 decimal places;
6      where 2 or fewer rates are quoted for the relevant period on the LIBOR01 Page at the relevant time, the average of the rates notified to the Agent by each Reference Bank to be the rate per annum at which United States Dollar deposits are offered to that Reference Bank for a period equivalent to the Interest Period at about 11.00 am (London time) on the Value Date, rounding up the resultant figure to 4 decimal places; or
7      if LIBOR cannot be determined in accordance with paragraphs 1 or 2 of this definition, the rate most nearly approximating the rate that would otherwise have been calculated by the Agent in accordance with paragraphs 1 or 2 having regard to comparable indices then available in the financial markets.

Term	Meaning
LIBOR Business Day	a day on which banks are open for business in Toronto, London and New York excluding a Saturday, Sunday or public holiday.
Loan Life Cover Ratio and LLCR

on any date, the figure calculated by the Agent in accordance with the formula:
where:
LLCR is the Loan Life Cover Ratio on that date;
CADS (loan life) is the aggregate of CADS contemplated in the Cashflow Model for the period from that date up to the Final Repayment Date, discounted to present value at the rate which is the Funding Rate then applying to Funding Portions, on a continuous basis with quarterly resets; and
PO is the forecast Principal Outstanding on that date, taking into account any repayments or prepayments made on that date.

Listing Rules

the listing rules of the TSX and the AMEX together with any agreement between the Borrower and the TSX and any agreement between the Borrower and the AMEX in connection with the listing of the Shares or the Warrants.

Loss	any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment.
Macquarie ISDA

the ISDA Master Agreement dated on or about the date of this agreement between the Borrower and Macquarie Bank Limited, including any transaction or confirmation under it and any other agreement entered into in connection with it.

Majority Financiers

1      from the period beginning the date of this Agreement and ending on the date on which there is no Principal Outstanding and no Financier has a Commitment, Financiers whose Commitment aggregates more than 75% of the Total Commitment or, if the Commitment is cancelled, Financiers to whom more than 75% of the Principal Outstanding is owing; and
2      from the date on which there is no Principal Outstanding and no Financier has a Commitment, Financiers’ whose Exposures aggregate more than 75% of the aggregate Exposures of all Financiers, or if each Financier has an Exposure which is nil or which is taken to be nil, then the Financiers who are at least 75% of all of the Financiers by number. For the purposes of this paragraph 2, if the Financiers’ Exposure is a positive amount, its Exposure is taken to be nil.

Margin	7.00% per annum.

Term	Meaning
Marketable Securities

1      debentures, stocks, shares or bonds of any government, of any local Government Agency, or of any body corporate, association or society, and includes any right or option in respect of shares in any body corporate;
2      any unit (whatever called) in a trust estate which represents a legal or beneficial interest in any of the income or assets of a trust estate and includes, but is not limited to, any option to acquire any unit as described in this paragraph 2;
3      any option or right in respect of an unissued share;
4      any convertible note; and
5      any instrument or security which is a combination of any of the above.

Market Disruption Event	any event specified in clause 10.
Material Adverse Effect

in the opinion of the Majority Financiers, a material adverse effect on:
1      any Transaction Party’s ability to perform any of its obligations under any Transaction Document;
2      the rights of the Finance Parties under, or the enforceability of, a Transaction Document;
3      the assets, business or operations of the Borrower (including the Project and the Project Assets); or
4      the assets, business or operations of the Transaction Parties on a consolidated basis.

Material Agreement	an agreement to which a Transaction Party is a party, that is, in the reasonable opinion of the Financiers, material to the development, construction, ramp-up or operation of the Project.
Mazuma Master Lease Agreement	the Mazuma Master Lease Agreement dated 6 October 2008 between Mazuma Capital Corp and the Borrower.
Minimum Net Worth

on a date, the aggregate of the following amounts:
1      $US73,100,000; and
2      50% of the Net Income for each Quarter from and including the Quarter ending 31 December 2008 up to the Quarter ending on that date (or, where that date is not a Quarterly Date, the Quarter ending on the Quarterly Date immediately preceding that date).

Mining Rights

1      all entitlements of the Borrower or any other Transaction Party under the provisions of the Mining Law to conduct exploration or mining activities in any part of the Project Area;
2      any present or future interest from time to time held by or on behalf of the Borrower or any Transaction Party in any present or future right (including, without limitation, water rights), mining lease, mining concession, profit-a-prendre, joint venture, mining licence, mining claim (including the Unpatented Mining Claims), permit, rights-of-way, rights of access, inurements or other authority which confers or may confer a right to prospect or explore for or mine any minerals or ores in any part of the Project Area;
3      any present or future renewal, extension, modification, substitution, amalgamation or variation of any of the mining rights described above (whether extending over the same or a greater or lesser area);
4      any present or future application for or an interest in any of the above which confers or which, when operated, will confer the same or similar rights in relation to the Project; and
5      any other present or future interest held by or on behalf of the Borrower or any Transaction Party in minerals, ores and mines, whether on or under land, necessary for the Borrower to construct, develop or operate the Project.

Term	Meaning
Mining Law

any law, including the relevant laws of Ontario or otherwise, whether or not deriving from statute, concerning the acquisition by any allowed means of interests in public lands or private lands for the purpose of conducting mining exploration, mine development, mining operations, reclamation and related operations on that land, together with the rights necessary to conduct those activities, including but not limited to laws relating to public land use, development, conservation of natural or cultural resources and resource allocation and includes any laws concerning permits, licences and authorisations required to be received before conducting any of those activities and includes any and all rules, regulations or ordinances promulgated under or in respect of those laws.

Model Services Agreement	the model services agreement dated 28 November 2008 between the Borrower and GBM Minerals Engineering Consultants Limited.
Montana Tunnels Facility Agreement

the facility agreement dated 12 October 2007 between Montana Tunnels Mining, Inc., AGI, the Borrower, RMB Australia Holdings Limited and RMB Resources Inc., as amended, restated or modified from time to time.

Mortgage

1      the charge/mortgage over real property given by the Borrower in favour of the Agent and registered on 11 December 2008 as Instrument No. CB49485; and
2      the charge/mortgage over real property given by the Borrower in favour of the Agent and registered on 10 February 2009 as Instrument No. CB50820.

Net Income	the consolidated net income of the Group determined in accordance with the Accounting Standards.
Net Worth	on any date, the amount of the Adjusted Total Assets less the Adjusted Total Liabilities.
Novation Agreement	the Novation Agreement made or to be made between the Financiers and the Borrower.
Officer

1      in relation to a Transaction Party, a director, secretary, chief executive officer, chief financial officer, president or vice president or a person notified to be an authorised officer, of the Transaction Party; or
2      in relation to a Finance Party, a director, secretary or any person whose title includes the word ‘Director’, ‘Managing Director’, ‘Manager’, ‘President’ or ‘Vice President’, and any other person appointed by that Finance Party to act as its authorised officer for the purposes of this agreement.

Term	Meaning
Open Pit Stripping Contract Agreement	the Open Pit Stripping Contract Agreement dated 22 October 2008 between Leo Alarie and Sons Construction Ltd and the Borrower.
Operating Costs

all expenses (including (i) capital and (ii) recurrent expenditure of a routine nature) incurred and paid or projected in the Cashflow Model which are attributable to the Borrower to be incurred or paid by the Borrower in the ordinary course of business in connection with the day-to-day activities of the Project, including:
1      administrative costs and charges in respect of the operation of the Project by the Borrower;
2      premiums paid with respect to insurance; and
3      payments with respect to Environmental Bonding,
but excluding any payments to third parties in respect of liabilities to them covered by third party insurance.

Overdue Rate

the aggregate of:
1      the Margin applying to Funding Portions; and
2      LIBOR on the relevant date on which the Overdue Rate is calculated under clause 17, as determined by the Agent in accordance with the definition of LIBOR in this clause 1.1 except that in making the determination all references in that definition to:
•      “Interest Period” are references to a period of 30 days;
•      “Value Date” are to the relevant date on which the Overdue Rate is calculated under clause 17; and
•      “Funding Portion” are to the relevant overdue amount,
or, if clause 10 applies, the rate determined under clause 10.1(a)(2).

Payment Currency	the currency in which any payment is actually made.
Permitted Encumbrance	each Encumbrance listed in Schedule 10.
Permitted Financial Accommodation

any financial accommodation or any Surety Obligation provided by a Transaction Party in respect of financial accommodation:
1      under the Transaction Documents;
2      in the ordinary course of business up to a maximum aggregate amount for all Transaction Parties of US$250,000;
3      which can be characterised as an Inter-Company Claim;
4      in connection with the Montana Tunnels Facility Agreement; or
5      with the Agent’s prior written consent (acting on the instructions of the Majority Financiers).

Term	Meaning
Permitted Financial Indebtedness

1      any liability of a Transaction Party under any agreement entered into in the ordinary course of business for the acquisition of any asset or service where payment for the asset or service is deferred for a period of not more than 90 days up to an aggregate amount of all liabilities of US$5,000,000;
2      any Financial Indebtedness incurred or permitted to be incurred under any Transaction Document;
3      any Inter-Company Claims;
4      Financial Indebtedness incurred in connection with the Montana Tunnels Facility Agreement in its form as at the date of this Agreement;
5      Financial Indebtedness incurred in connection with each Convertible Debenture;
6      subject to clause 9.14(b), Financial Indebtedness incurred in connection with capital equipment leases to be entered into by APG in respect of the Project, up to an aggregate amount of all capital equipment leases of US$15,000,000;
7      Financial Indebtedness incurred in connection with operating leases to be entered into by APG in respect of the Project, up to an aggregate amount of all operating leases of US$1,000,000;
8      Financial Indebtedness incurred in connection with the margin loan, with a balance of US$900,000, which is secured by auction rate securities, as described in the Borrower’s quarterly report on form 10-Q filed with the U.S. Securities and Exchange Commission for the calendar quarter ending 30 September 2008;
9      Financial Indebtedness incurred in connection with the provision by The Toronto-Dominion Bank or its Affiliates of financial assurance for reclamation, closure and related activities for the Project, which is, or will be, secured by certain term deposits and credit balances deposited by the Borrower up toC$14,321,130 and any additional financial assurance provided by The Toronto-Dominion Bank or its Affiliates for the same purposes in accordance with the Cashflow Model; or
10    any other Financial Indebtedness approved by the Agent (acting on the instructions of the Majority Financiers).

Person

an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization, or a government or any agency, division, department, or political subdivision a government.

Pollutant	a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste.
Potential Event of Default

any thing which would become an Event of Default on the giving of notice (whether or not notice is actually given), the expiry of time, the satisfaction or non-satisfaction of any condition, or any combination of the above.

Term	Meaning
Power	any right, power, authority, discretion or remedy conferred on a Finance Party, a Receiver or an Attorney by any Transaction Document or any applicable law.
Price Protection Program

a hedging program with respect to the gold produced by the Project and foreign exchange risk to be agreed between the Borrower and the Financiers and implemented by the Borrower and the Financiers as a condition precedent to the provision of the Facility.

Principal Outstanding	at any time, the aggregate principal amount of all outstanding Funding Portions at that time.
Proceeds Account	the account in the name of the Borrower numbered 103690226313 held at U.S. Bank National Association.
Product

the present and future right, title and interest of a Transaction Party in and to all gold (including without limitation, gold bearing material, dore bullion and refined gold), and other metals and minerals mined, extracted, and derived from the Project Area and the Project.

Project	the project known as the Black Fox Project located in northern Ontario, Canada, which includes the Project Area.
Project Accounts	1 the Proceeds Account; and 2 the Debt Service Reserve Account.
Project Area	1 the real property described in Schedule 11; and 2 the Unpatented Mining Claims and all real property to which they relate.
Project Assets

all the right, title and interest both present and future of any Transaction Party which is attributable to the Project and includes all the rights, title and interest both present and future of a Transaction Party in, to, under or derived from:
1      the Mining Rights;
2      the Product;
3      the Project Area, including any title to or interest in land in the Project Area now or at a later time held by a Transaction Party;
4      Authorisations in relation to the Project;
5      the Project Documents and any other contract, agreement, permit, lease, licence, consent, easement, right of way and other rights or interests in land, which relate to the construction, operation or maintenance of the Project, or to the mining production, transportation, storage, treatment, processing or marketing of the Product;
6      all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological, geochemical and geophysical work, feasibility studies and other operations conducted with respect to the Project Area;
7      all buildings, improvements, structures, systems, fixtures, plant, machinery, equipment, tools and other personal property at any time used or intended for use in connection with or incidental to the exploration, mining, storage, transporting and processing of Product, and all associated facilities and infrastructure (including any treatment or processing plant); and
8      every contract for the use by any third party of any of the assets described in paragraphs 1 to 7 inclusive.

Term	Meaning
Project Completion

the achievement of the following to the satisfaction of the Agent (acting on the instructions of all Financiers):
1      the Project Completion Test has been satisfied;
2      the balance of the Debt Service Reserve Account is greater than or equal to the Debt Service Reserve Amount applicable for the next occurring Repayment Date;
3      the most recent Cashflow Model as provided under clause 2.1(h) or as last determined under clause 11 shows that the values of the Ratios are projected to be equal to, or higher than, the values for the Ratios set out in clause 9.24 for the period up to the Final Repayment Date; and
4      the Net Worth is equal to, or higher than, the value set out in clause 9.24(c).

Project Completion Date	the date on which an Officer of the Agent (acting on the instructions of all Financiers) confirms in writing to the Borrower that Project Completion has occurred.
Project Completion Test	means the technical and financial completion test described in Schedule 4.
Project Costs	the capital costs of planning, design, construction, development and commissioning in respect of the Project.
Project Documents

1      Model Services Agreement;
2      each Genivar Agreement;
3      Open Pit Stripping Contract Agreement;
4      Holding Pond Contract Agreement;
5      Mazuma Master Lease Agreement;
6      Caterpillar Master Finance Lease;
7      Transportation Agreement;
8      any Refining Agreement;
9      the Civil and Earthworks Contract;
10    all instruments and indicia of title to the Mining Rights and all other documentation and agreements under which the Borrower derives the right to conduct mining or exploration for Product;
11    each other Material Agreement;
12    any other document executed from time to time by any person in respect of the documents described in paragraphs 1 to 11 inclusive or which is collateral, supplementary or related to those documents; and
13    any other document that the Agent and the Borrower agree in writing to be a Project Document.
For the avoidance of doubt a reference to a ‘Project Document’ or ‘Document’ in this definition does not, at a particular time, include a document described in the paragraphs above that has not been entered into at that time.

Term	Meaning
Project Life Cover Ratio and PLCR

on any date, the figure calculated by the Agent in accordance with the formula:
where:
PLCR is the Project Life Cover Ratio on that date;
CADS (Project Life) is CADS contemplated in the Cashflow Model for the period from that date up to the End Date, discounted to present value at the rate which is the Funding Rate then applying to Funding Portions, on a continuous basis with quarterly resets; and
PO is the Principal Outstanding on that date, taking into account any repayments or prepayments made on that date.

Project Status Certificate	the Project Status Certificate as described in clause 2.2(k).
Pro Rata Share	in respect of a Financier, the Commitment of that Financier expressed as a percentage of the Total Commitment.
Proved Reserves and Probable Reserves

‘Proved Ore Reserves’ and ‘Probable Ore Reserves’ as construed, reported and calculated in accordance with the Canadian Institute of Mining (CIM) Definitions Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on 14 November 2004 and included by reference in Canadian National Instrument 43-101 (as amended from time to time).

Quarter	the period of 3 months preceding a Quarterly Date.
Quarterly Date	each of 31 December, 31 March, 30 June and 30 September each year.

Term	Meaning
RAB	RAB Special Situations (Master) Fund Limited.
Ratio	each of the LLCR, the PLCR, each DSCR, the Reserve Tail and the Current Ratio and Ratios means all of them.
Receiver	a receiver or receiver and manager appointed under a Security, or a person acting in an equivalent role.
Reference Banks	1 the principal London offices of Barclays Bank plc, JP Morgan Chase & Co. and National Westminster Bank plc; or 2 other banks as the Agent and the Borrower may agree.
Refining Agreement

1      the Refining Agreement dated 5 February 2009 between the Borrower and Johnson Matthey Limited; or
2      any other agreement entered into for the refining or treatment of Product, including any contract, agreement or arrangement for the sale, transfer or other disposal of Product, or any contract, agreement or arrangement for any agency for sale, exchange, transfer or other disposal, of Product including any sale arrangements between Transaction Parties.

Relevant Currency	the currency in which a payment is required to be made under the Transaction Documents and, if not expressly stated to be another currency, is United States Dollars.
Repayment Amount	for each Repayment Date, the amount set out in the right column of the Repayment Schedule.
Repayment Date	each of the dates set out in the left column of the Repayment Schedule.
Repayment Schedule	the repayment schedule set out in Schedule 3.
Reserve Tail

on any date, means the figure, expressed as a percentage, calculated by the Agent by dividing:
1      the estimate of the amount of the Proved Reserves and Probable Reserves of the Project that will remain to be mined after the Final Repayment Date, by:
2      the total Proved Reserves and Probable Reserves of the Project which were incorporated in the Cashflow Model approved by the Financiers under clause 2.1(h) and updated in accordance with clause 11.3.

Retiring Financier	a Financier which substitutes a Substitute Financier under clause 19.3 for any of its Commitment.

Term	Meaning
Revenue

for any period, the aggregate of the following amounts actually received (or, where not received at any date of calculation, projected or estimated by the Agent as likely to be actually received as contemplated in the Cashflow Model) during that period:
1      Sales Proceeds;
2      net amounts received under or in relation to any Hedging Agreement with respect to Product; and
3      any other money received in connection with the Project (including proceeds of sales of assets and insurance proceeds) and for any purpose whatsoever, but excluding:
4      the proceeds of a Funding Portion and any other financial accommodation (other than under a Financier Hedging Agreement) made available by a Finance Party; and
5      the proceeds of any insurance in respect of liabilities to third parties.

Review Event	an event described in clause 13.5(a).
RMB ISDA

the ISDA Master Agreement dated on or about the date of this agreement between the Borrower and RMB Australia Holdings Limited, including any transaction or confirmation under it and any other agreement entered into in connection with it.

Sales Proceeds	moneys received from the sale of Product, including moneys received under any Refining Agreement.
Same Day Funds	immediately available and freely transferable funds.
Second Supplemental Agreement to the Security Agent Agreement	the Second Supplemental Agreement to the Security Agent Agreement dated on or about the date of the Novation Agreement between the Borrower and the Finance Parties.
Secured Moneys

all debts and monetary liabilities of each Transaction Party to the Finance Parties under or in relation to any Transaction Document and in any capacity, irrespective of whether the debts or liabilities:
1      are present or future;
2      are actual, prospective, contingent or otherwise;
3      are at any time ascertained or unascertained;
4      are owed or incurred by or on account of any Transaction Party alone, or severally or jointly with any other person;
5      are owed to or incurred for the account of any Finance Party alone, or severally or jointly with any other person;
6      are owed to any other person as agent (whether disclosed or not) for or on behalf of any Finance Party;
7      are owed or incurred as principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account;
8      are owed to or incurred for the account of any Finance Party directly or as a result of:
•  the assignment or transfer to any Finance Party of any debt or liability of any Transaction Party (whether by way of assignment, transfer or otherwise); or
•  any other dealing with any such debt or liability;
9      are owed to or incurred for the account of a Finance Party before the date of this agreement or before the date of any assignment of this agreement to any Finance Party by any other person or otherwise; or
10    comprise any combination of the above.

Term	Meaning
Secured Property	the property subject to a Security.
Securities Laws	1 the US Securities Laws; or 2 the Canadian Securities Laws, as applicable.
Security	1 each of the security documents described in Schedule 5; and 2 each Collateral Security, and Securities means all of them.
Security Provider	a person who has granted a Security.
Selection Date	the last day of an Interest Period.
Selection Notice	a notice given under clause 4.6.
Shares	the fully paid common shares in the capital of the Borrower listed on the TSX and the AMEX.
Subsidiary	an entity of which a person has direct or indirect Control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership.
Substitute Financier	a person substituted by a Financier under clause 19.3 for any of the Financier’s Commitment.

Term	Meaning
Surety Obligation

any guarantee, suretyship, letter of credit, letter of comfort or any other obligation:
1      to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;
2      to indemnify any person against the consequences of default in the payment of; or
3      to be responsible for,
any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person.

Tax

1      any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding including goods and services tax or other sales or use tax; or
2      any income, capital, stamp or transaction duty, tax or charge, which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above, whether contested or not.

Termination Event	in relation to a Financier Hedging Agreement, has the meaning given to that term in that Financier Hedging Agreement.
Title Document	any original, duplicate or counterpart certificate or document of title.
Total Assets	the consolidated total assets of the Group determined in accordance with the Accounting Standards.
Total Commitment	at any time, the aggregate of the Commitment of the Financiers at that time.
Total Liabilities	the consolidated total liabilities of the Group determined in accordance with the Accounting Standards.
Transaction Document

1      this agreement;
2      each Security;
3      the deposit account control agreement between the Finance Parties, the Borrower and U.S. Bank National Association in relation to the Proceeds Account;
4      the deposit account control agreement between the Finance Parties, the Borrower and U.S. Bank National Association in relation to the Debt Service Reserve Account;
5      each Financier Hedging Agreement;
6      each Direct Agreement;
7      any document or agreement entered into or given under any of the above; and
8      any other document that the Agent and the Borrower agree in writing to be a Transaction Document.

Term	Meaning
Transaction Party	1 the Borrower; 2 each Guarantor; and 3 any other person that the Borrower and the Agent agree is a Transaction Party.
Transportation Agreement	the Transportation Agreement to be entered into by the Borrower in respect of the provision of transport services for the Project.
TSX	the Toronto Stock Exchange.
TSX Approval

the approval of the TSX in connection with the transactions contemplated in the Transaction Documents, including:
1      the provision of the Facility;
2      the issuance of Warrants; and
3      the issuance and listing of Shares on the exercise of a Warrant.

TSX Business Days	days on which trading of securities takes place on the TSX.
Undrawn Commitment	in respect of the Facility, at any time, the Commitment less the Principal Outstanding under the Facility at that time.
Unpatented Mining Claims	the unpatented mining claims held by the Borrower and listed in Schedule 13.
US$, $ and United States Dollars	the lawful currency of the United States of America.
US Securities Law

all applicable securities laws in the United States of America and the respective regulations and rules under those laws together with applicable published policy statements of the securities regulatory authorities in the United States of America.

Value Date	the date 2 LIBOR Business Days before the first day of an Interest Period.
Warrant Exercise Price	C$0.252.
Warrant Share	each Share received by a Financier or a Financier’s Affiliate on the exercise of a Warrant.
Warrants	the warrants to purchase Shares to be issued to a Financier or a Financier’s Affiliate in accordance with clause 7.1.

1.2	Interpretations

In this agreement headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)	words indicating the singular include the plural and vice versa;

(b)	words indicating a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	an expression suggesting or referring to a natural person or an entity includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)
a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)
a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

(g)
a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)
a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(j)	a reference to a party to any document includes that party’s successors and permitted assigns;

(k)	a reference to an agreement other than this agreement includes an undertaking, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)	a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(m)	a reference to a document includes any agreement in writing, or any certificate, notice, agreement, instrument or other document of any kind;

(n)	no provision of this agreement may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(o)	a reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions; and

(p)	references to time and dates are references to time and dates in Denver, Colorado.

1.3	Inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included unless there is express wording to the contrary.

1.4	Business Day

Except where clause 6.2 applies, where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

1.5	Accounting Standards

Unless there is express wording to the contrary, any accounting practice or concept relevant to this agreement is to be construed or determined in accordance with the Accounting Standards.

2	Conditions precedent

2.1	Conditions precedent to the Initial Funding Portion

A Financier is not obliged to provide the Commitment or its Pro Rata Share of the first Funding Portion until the Agent has received all of the following in form and of substance satisfactory to the Financiers:

(a)	officer’s certificate: an officer’s certificate in the form of Schedule 6 given in respect of each Transaction Party and dated no more than 5 Business Days before the Funding Date;

(b)
Transaction Documents: originals of each Transaction Document (other than each Security and the Direct Agreements described in paragraphs 2 to 8 inclusive in the definition of Direct Agreements) duly executed by all parties to them other than the Finance Parties and, where applicable:

(1)	with evidence satisfactory to the Agent that all Taxes applicable to the Transaction Documents have been or will be duly paid; and

(2)	in registrable form together with all executed documents necessary to register them;

(c)
Project Documents: copies of each Project Document (other than the Transportation Agreement) duly executed by all parties to them and where applicable duly stamped or, if not duly stamped, evidence satisfactory to the Agent that they have been duly stamped;

(d)	power arrangements: evidence that the Borrower has satisfactory power arrangements in place to build, construct and operate the Project;

(e)	Hedging: evidence that:

(1)	the Price Protection Program has been implemented; and

(2)	each Transaction Party has complied with clause 9.25;

(f)	Corporate Budget: a copy of the Corporate Budget initialled by the Borrower and the Agent (acting on the instructions of all Financiers) for identification purposes;

(g)	Financial Reports: a copy of:

(1)	the audited consolidated Financial Report of the Borrower and each Subsidiary for the financial year ending 31 December 2007; and

(2)	the unaudited quarterly Financial Reports of the Borrower for the Quarter ending 30 September 2008;

(h)
Cashflow Model: a copy of an updated Cashflow Model which incorporates a life of mine plan, initialled by the Borrower and the Agent (acting on the instructions of all Financiers) for identification purposes;

(i)
Mining Rights: evidence that the Borrower is the legal holder of the Mining Rights and that the Mining Rights are valid and in good standing and give the Borrower all rights required to enable the Borrower to conduct the Project in accordance with the Cashflow Model;

(j)	good title: evidence that the Borrower has good title to the Project Assets and its other Secured Property;

(k)	opinions:

(1)	an opinion from Fogler, Rubinoff LLP in respect of Ontario law;

(2)	an opinion from Davis Graham & Stubbs LLP in respect of Colorado law; and

(3)	an opinion from Lakowicz, Shier & Hoffman in respect of the corporate good standing and due execution of the Transaction Documents under Yukon law;

(l)
Project Authorisations: evidence that all Authorisations necessary to conduct the activities contemplated by the Cashflow Model as at the date of this agreement have been obtained in connection with the development, construction and operation of the Project, including all Environmental Approvals and evidence that all Authorisations have been obtained in connection with the transactions contemplated by the Documents;

(m)	insurance: evidence that the Borrower has complied with clause 9.23;

(n)	Initial Transaction Costs: evidence that the Initial Transaction Costs have been or will be paid in full at the time that the first Funding Portion is provided;

(o)	Debt Service Reserve Account: evidence that the Debt Service Reserve Account has been established;

(p)	Warrants: the Warrants to be issued in accordance with clause 7.1;

(q)	TSX Approvals: evidence that all necessary TSX Approvals to this agreement and the transactions contemplated by it have been obtained;

(r)
due diligence: the completion of any technical, legal and commercial due diligence investigations with respect to the Borrower and the Project Assets and other Secured Property, including detailed mining plans, layouts, plant flow sheets, reserve and resource estimations and a technical review of the open pit phase 1 mine plan and the initial underground mine plan;

(s)
Aboriginal matters: evidence that the Borrower is complying with all laws, regulations, Authorisations, policy statements and agreements in respect of aboriginal rights and aboriginal communities that relate to the development, construction, start-up and operation of the Project;

(t)	Title Documents: each Title Document required to be lodged with a Finance Party under any Transaction Document;

(u)	title insurance: evidence that the Borrower has obtained title insurance with Stewart Title in respect of the Project Area;

(v)	Bridge Facility Agreement: evidence that all amounts outstanding under the Bridge Facility Agreement will be repaid from the proceeds of the first Funding Portion;

(w)	Convertible Debenture: evidence that the maturity date for the Convertible Debenture issued to RAB has been extended to February 2010;

(x)	other approvals: evidence that all other approvals necessary for the transactions contemplated by the Transaction Documents have been obtained, other than matters agreed to be post-closing items; and

(y)	other matters: any other certificates, Authorisations, documents, matters or things which the Agent or a Financier reasonably requires.

2.2	Conditions precedent to all Funding Portions

A Financier is not obliged to provide its Pro Rata Share of any Funding Portion until the following conditions are fulfilled to the satisfaction of the Agent (acting on the instructions of all Financiers):

(a)	first Funding Notice: in respect of the first Funding Notice, the Borrower has delivered a Funding Notice to the Agent in respect of the Funding Portion in accordance with clause 4.1;

(b)	Selection Notice: in any other case, the Borrower has delivered a Selection Notice to the Agent in accordance with clause 4.6;

(c)	Funding Date: the Funding Date for a Funding Portion is a Business Day within the Availability Period for the Facility;

(d)	Commitment: the Commitment will not be exceeded by providing a Funding Portion;

(e)
Funding Portion: the amount of a Funding Portion to be provided does not exceed the funding requirements of the Project at that time, as set out in the current Cashflow Model, plus the current corporate expenditure which the Borrower is entitled to draw under clause 3.3(b);

(f)	no Default: no Default has occurred which is continuing and no Default will result from a Funding Portion being provided;

(g)	Review Event: no Review Event has occurred which is continuing and no Review Event will result from a Funding Portion being provided;

(h)
no Material Adverse Effect: since the end of the accounting period for the Financial Reports most recently provided under clause 9.6(a) or 2.1(g), no event has occurred which has had, or is reasonably likely to have, a Material Adverse Effect and no event has occurred which could reasonably be expected to prevent the Borrower from developing, constructing or operating the Project in accordance with the Cashflow Model;

(i)	representations and warranties: evidence that the representations and warranties set out in clauses 8.1 and 8.2 are true and correct;

(j)
Ratios: the most recent Cashflow Model as provided under clause 2.1(h) or clause 11 shows that the values of the Ratios are projected to be equal to, or higher than, the values for the Ratios set out in clause 9.24 for the period up to the Final Repayment Date and that the Net Worth is equal to, or higher than, the value set out in clause 9.24(c) for the period up to the Final Repayment Date;

(k)	Project Status Certificate: the Borrower has delivered to the Agent a Project Status Certificate which outlines:

(1)	the proposed use of the relevant Funding Portion;

(2)	the current status of the development and construction of the Project (as compared with the projections in the Cashflow Model);

(3)	any change in the Anticipated Project Completion Date; and

(4)	Project Costs up to the date of that certificate and a forecast of Project Costs up to the Anticipated Project Completion Date;

(l)
confirmation of Project Costs forecast: if so requested by the Agent (on the instructions of the Majority Financiers), the Independent Technical Consultant has confirmed the forecast of Project Costs up to the Anticipated Project Completion Date contained in the Project Status Certificate remains materially accurate;

(m)
Project funds: the Project Status Certificate and, if applicable, the confirmation from the Independent Technical Consultant referred to in clause 2.2(l), shows that the Available Project Finance Amount is sufficient to achieve Project Completion by the Anticipated Project Completion Date; and

(n)	corporate expenditures: evidence that there are sufficient funds available to the Borrower to pay its corporate expenditures until the Anticipated Project Completion Date.

2.3	Certified copies

An Officer of the relevant Transaction Party must certify a copy of a document given to a Finance Party under clause 2.1 or 2.2 to be a true copy of the original document. The certification must be made no more than 5 Business Days before the date on which it is provided.

2.4	Benefit of conditions precedent

A condition in this clause 2 is for the benefit only of the Finance Parties and only the Agent acting on the instructions of all Financiers may waive it.

3	Commitment, purpose and availability of the Facility

3.1	Provision of Commitment

Each Financier must make its Pro Rata Share of the Total Commitment set out in Schedule 2 available to the Borrower on the terms of this agreement.

3.2	Several obligations and rights of the Financiers

(a)	The obligations and rights of the Financiers under each Transaction Document are several.

(b)	Failure of a Financier to perform its obligations under a Transaction Document does not relieve any other Financier from any of its obligations under a Transaction Document.

(c)	No Financier is responsible for the obligations of any other Financier under a Transaction Document.

(d)	Each Financier may separately enforce its rights under any Transaction Document, unless a Transaction Document provides otherwise.

3.3	Purpose

The Borrower must use the net proceeds of each Funding Portion only for:

(a)	the funding of the development, construction and operation of the Project in accordance with the Cashflow Model or as approved by the Financiers in writing;

(b)	corporate expenditure of up to US$7,000,000, including repayment of the Convertible Debentures, as approved by all Financiers in the Corporate Budget;

(c)	the funding of fees and costs due under the Transaction Documents;

(d)	repayment of amounts owing under the Bridge Facility Agreement; and

(e)	any other purpose that the Financiers approve in writing.

3.4	Cancellation of Commitment during Availability Period

(a)	At any time during the Availability Period, the Borrower may cancel any portion of the Undrawn Commitment by giving the Agent at least 10 days’ notice.

(b)	A partial cancellation of the Undrawn Commitment may only be made in a integral multiple of US$500,000.

(c)	The Commitment of a Financier is cancelled to the extent of its Pro Rata Share of the portion of the Undrawn Commitment cancelled.

(d)	A notice given under clause 3.4(a) is irrevocable.

3.5	Cancellation at end of Availability Period

On the last day of the Availability Period, the Commitment of each Financier is cancelled to the extent of its Undrawn Commitment.

3.6	Voluntary prepayment

(a)	The Borrower may prepay any of the Principal Outstanding by giving the Agent at least 30 days’ prior notice specifying the prepayment date and the amount to be prepaid.

(b)	Prepayment of part of the Principal Outstanding may only be made in an integral multiple of US$500,000.

(c)
The Borrower must prepay the Principal Outstanding specified in the prepayment notice on the prepayment date specified in the notice together with all unpaid interest accrued to the prepayment date in respect of the prepaid amount.

(d)	The Commitment of a Financier is reduced by its Pro Rata Share of any amount of Principal Outstanding prepaid under this clause 3.6 and accordingly a prepaid amount may not be redrawn.

(e)	A notice given under clause 3.6(a) is irrevocable.

3.7	Mandatory prepayment

(a)	The Borrower must on each Repayment Date, pay 65% of the Excess Cashflow for the Quarter preceding that date as determined on that date as a mandatory prepayment of the Principal Outstanding.

(b)	The Commitment of each Financier is reduced by its Pro Rata Share of any amount of the Principal Outstanding prepaid under clause 3.7(a) and accordingly a prepaid amount may not be redrawn.

(c)
If any Financier Warrants are exercised by a Financier (the ‘Exercising Financier’) before the date on which the Principal Outstanding is repaid under clause 5.2, the proceeds of the exercise of those Financier Warrants must be applied as a mandatory prepayment of the Exercising Financier’s share of the Principal Outstanding.

(d)
The Exercising Financier’s Pro Rata Share of the Total Commitment is reduced by any amount of the Exercising Financier’s share of the Principal Outstanding prepaid under clause 3.7(c) and accordingly a prepaid amount may not be redrawn.

3.8	Cancellations, prepayments and Project Completion

(a)
The Borrower may not cancel any of the Undrawn Commitment under clause 3.4 if the Agent determines that the Available Project Finance Amount after the cancellation will be less than the amount required to achieve Project Completion by the Anticipated Project Completion Date.

(b)	The Agent may consult with the Independent Technical Consultant when making its determination under clause 3.8(a) regarding a cancellation under clause 3.4.

3.9	Cancellations and prepayments in inverse order

(a)	If there is a cancellation of the Undrawn Commitment under clause 3.4 the Repayment Amounts up to the amount of the cancellation are to be cancelled in inverse order of maturity.

(b)	A prepayment under clause 3.6 or 3.7 is to be applied to instalments of the Principal Outstanding in inverse order of maturity.

4	Funding and rate setting procedures

4.1	Delivery of Funding Notice

(a)	If the Borrower requires the provision of a Funding Portion it must deliver to the Agent a Funding Notice.

(b)
The Agent must notify each Financier of the contents of each Funding Notice and of each Financier’s Pro Rata Share of a Funding Portion requested as soon as reasonably practicable and in any event within 1 Business Day after the Agent receives the Funding Notice.

4.2	Requirements for a Funding Notice

A Funding Notice to be effective must be:

(a)	in writing in the form of, and specifying the matters required in, Schedule 7; and

(b)	received by the Agent before 11.00 am on a Business Day at least 4 Business Days before the proposed Funding Date (or any shorter period that the Agent agrees in writing).

4.3	Irrevocability of Funding Notice

The Borrower is irrevocably committed to draw Funding Portions from the Financiers in accordance with each Funding Notice given to the Agent.

4.4	Amount of Funding Portions

The Borrower must ensure that the amount of each Funding Portion under the Facility is either:

(a)	US$500,000 or an integral multiple of US$500,000; or

(b)	equal to the Undrawn Commitment of the Facility.

4.5	Selection of Interest Periods

(a)	The Borrower must select the initial Interest Period which is to apply to a Funding Portion in the Funding Notice delivered for that Funding Portion.

(b)	The Borrower may select a subsequent Interest Period which is to apply to a Funding Portion in a Selection Notice delivered for that Funding Portion.

(c)	Each Interest Period must be of 30, 60, or 90 days or any other period that the Agent agrees with the Borrower.

(d)	If an Interest Period ends on a day which is not a Business Day, it is regarded as ending on the next Business Day in the same calendar month or, if none, the preceding Business Day.

(e)	An Interest Period for a Funding Portion commences either on the first Funding Date for that Funding Portion or on the last day of the immediately preceding Interest Period for that Funding Portion.

(f)	Each Interest Period which commences prior to a Quarterly Date and would otherwise end after that Quarterly Date, ends on that Quarterly Date.

(g)	No Interest Period may end after the Final Repayment Date.

(h)	If the Borrower:

(1)	fails to select an Interest Period for the Funding Portion under clause 4.5(a); or

(2)	selects an Interest Period in a manner which does not comply with this clause 4.5,

then that Interest Period will be 90 days or any other period as the Agent selects.

4.6	Selection Notice

A Selection Notice to be effective must be:

(a)	in writing in the form of Schedule 8; and

(b)
received by the Agent before 11.00 am on a Business Day at least 4 Business Days before the proposed Selection Date for the relevant Funding Portion (or any shorter period that the Agent agrees in writing).

4.7	Determination of Funding Rate

(a)
The Agent must notify each Financier and the Borrower of the Funding Rate for an Interest Period as soon as reasonably practicable, and in any event within 2 Business Days, after it has made its determination of LIBOR.

(b)	In the absence of manifest error, each determination of LIBOR by the Agent is conclusive evidence of that rate against the Borrower.

5	Facility

5.1	Provision of Funding Portions

If the Borrower gives a Funding Notice, each Financier must pay into the Proceeds Account its Pro Rata Share of each specified Funding Portion in Same Day Funds in United States Dollars on the specified Funding Date and in accordance with that Funding Notice.

5.2	Repayment

(a)	The Borrower must repay the Principal Outstanding under the Facility by paying on each Repayment Date the lesser of:

(1)	the Repayment Amount payable on that date as set out in the Repayment Schedule; and

(2)	the Principal Outstanding under the Facility.

(b)	The Commitment is reduced on each Repayment Date by the amount paid in accordance with clause 5.2(a).

5.3	Repayment of other Secured Moneys

(a)
The Borrower must repay the balance of the Secured Moneys in full on the dates provided in the Transaction Documents, and all unpaid Secured Moneys must in all events be paid on or before the Repayment Date for the Facility or on any other date which the Principal Outstanding is or is required to be repaid in full.

(b)
This clause does not apply to Secured Moneys which are required to be paid under the terms of a Financier Hedging Agreement, payment of which will be determined in accordance with the terms of the relevant Financier Hedging Agreement.

5.4	Interest

(a)	The Borrower must pay interest on the principal amount of each Funding Portion for each Interest Period at the Funding Rate for the Interest Period.

(b)
Interest is calculated on daily balances on the basis of a 365 day year and for the actual number of days elapsed from and including the first day of each Interest Period to, but excluding, the last day of the Interest Period or, if earlier, the date of prepayment or repayment of a Funding Portion under this agreement.

(c)	The Borrower must pay accrued interest in arrears to the Agent on account of the Financiers in respect of the Facility, on each Interest Payment Date.

5.5	Calculation of per annum interest rate

For the purposes of compliance with the Interest Act (Canada) and disclosure under that act, the equivalent yearly rate of interest for a366 day year to any rate expressed in this agreement based on a 365 day year is equal to that 365 day rate multiplied by 366 divided by 365.

5.6	Maximum interest payable

Despite any provision of this agreement, in no event will the aggregate ‘interest’ (as defined in section 347 of the Criminal Code (Canada) (the ‘Section’)) payable under this agreement exceed the effective annual rate of interest on the ‘credit advanced’ (as defined in the Section) under this agreement lawfully permitted by the Section and if any payment collected or demanded under this agreement in respect of ‘interest’ is determined to be contrary to the provisions of the Section, that payment, collection or demand is taken to have been made by mutual mistake of the Borrower and the Finance Parties and the amount of that payment or collection will be refunded to the Borrower. For the purposes of this agreement, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be prima facie evidence of that rate.

6	Payments

6.1	Manner of payment

All payments by a Transaction Party under the Transaction Documents must be made:

(a)	in Same Day Funds;

(b)	in United States Dollars; and

(c)	no later than 11.00 am at the local time of the place where the account specified by the Agent is located, on the due date,

to the Agent’s account as specified by the Agent to the Borrower or in any other manner the Agent directs from time to time. The Agent’s directions under this clause 6.1 may require payments to be made in a manner that ensure they are received by each Financier on the Repayment Date. Any account designated by the Agent under this clause 6.1 must be maintained with a financial institution in the United States of America.

6.2	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month or, if none, the preceding Business Day, and interest must be adjusted accordingly.

6.3	Payments in gross

All payments which a Transaction Party is required to make under any Transaction Document must be without:

(a)	any set-off, counterclaim or condition; or

(b)	any deduction or withholding for any Tax or any other reason unless the Transaction Party is required to make a deduction or withholding by applicable law.

6.4	Additional payments

If:

(a)	any Transaction Party is required to make a deduction or withholding in respect of Tax (other than Excluded Tax) from any payment to be made to a Finance Party under any Transaction Document; or

(b)	a Finance Party is required to pay any Tax (other than Excluded Tax) in respect of any payment it receives from a Transaction Party or the Agent under any Transaction Document,

the Transaction Party:

(c)	indemnifies each Finance Party against that Tax; and

(d)
must pay to each Finance Party an additional amount which that Finance Party determines to be necessary to ensure that each Finance Party receives when due a net amount (after payment of any Tax in respect of each additional amount) that is equal to the full amount it would have received if a deduction or withholding or payment of Tax had not been made.

6.5	Taxation deduction procedures

If clause 6.4(a) applies:

(a)	the Transaction Party must pay on a timely basis the amount deducted or withheld to the appropriate Government Agency as required by law; and

(b)
the Transaction Party must within 5 Business Days after receipt of NR-4 statements documenting the amount referred to in clause 6.5(a) forward those statements to the Canada Revenue Agency on behalf of the Finance Party and deliver copies of them to the Agent.

6.6	Tax Credit

If a Transaction Party makes an additional payment under clause 6.4 for the benefit of a Finance Party, and the Finance Party determines that:

(a)	a credit against, relief or remission for, or repayment of any Tax by a Finance Party (Tax Credit) is attributable to that additional payment; and

(b)	the Finance Party has obtained, utilised and retained that Tax Credit,

then the Finance Party must pay an amount to the Transaction Party which the Finance Party determines, in its sole discretion, will leave it (after that payment) in the same after Tax position as it would have been in had the additional payment not been made by the Transaction Party, provided that the Transaction Party agrees to repay all or a portion of the amount paid to it (plus any penalties, interest or other charges imposed by the relevant Government Agency) to that Finance Party if the Transaction Party is required to repay all or a portion of the Tax Credit to which the payment made by the Finance Party under this clause 6.6 relates.

6.7	Tax affairs

Nothing in clause 6.6:

(a)	interferes with the right of any Finance Party to arrange its tax affairs in any manner it thinks fit;

(b)	obliges any Finance Party to investigate the availability of, or claim, any Tax Credit; or

(c)	obliges any Finance Party to disclose any information relating to its tax affairs or any tax computations.

6.8	Amounts payable on demand

If any amount payable by a Transaction Party under any Transaction Document is not expressed to be payable on a specified date, that amount is payable by the Transaction Party on demand by the Agent.

6.9	Appropriation of payments

(a)
Except where clause 6.9(b) applies, all payments made by a Transaction Party under a Transaction Document may be appropriated as between principal, interest and other amounts as the Agent (acting on the instructions of the Majority Financiers) determines or, failing any determination, in the following order:

(1)	first, towards reimbursement of all fees, costs, expenses, charges, damages and indemnity payments due and payable by the Transaction Parties under the Transaction Documents;

(2)	second, towards payment of interest due and payable under the Transaction Documents; and

(3)	third, towards repayment or prepayment of the Principal Outstanding.

(b)	Any money recovered by a Finance Party as a result of the exercise of a Power under a Security must be appropriated in the manner provided in that Security.

(c)	Any appropriation under clauses 6.9(a) or 6.9(b) overrides any appropriation made by a Transaction Party.

6.10	Distribution by Agent

(a)	A payment received by the Agent under a Transaction Document is received by the Agent on account of the Financiers unless:

(1)	the payment is made to the Agent for its own account; or

(2)	a provision in a Transaction Document expressly provides otherwise.

(b)	The Agent must promptly distribute amounts received on account of the Financiers to the Financiers in their respective Pro Rata Shares and in the same type of funds as received by the Agent.

6.11	Non-receipt of funds by Agent

(a)	If:

(1)
the Agent elects to make a payment (Agent Payment) to any party (Payee) that is to be made out of a payment (Payer Payment) due to the Agent by another party (Payer) before the Agent has received the Payer’s Payment; and

(2)	the Payer does not in fact make the Payer’s Payment to the Agent on the due date,

the Payee must repay the Agent Payment to the Agent on demand.

(b)	The Payer indemnifies the Agent and the Payee against any Loss suffered or incurred by the Agent or the Payee as a result of any failure by the Payer to make the Payer Payment when due.

6.12	Redistribution of payments

(a)	If a Financier receives or recovers an amount from a Transaction Party under the Transaction Documents other than in accordance with clause 6.10:

(1)	the Financier must advise the Agent that it has received or recovered the amount within 3 Business Days after the receipt or recovery;

(2)
the Financier must within 3 Business Days after demand by the Agent pay to the Agent the amount determined by the Agent to be equal to the amount (excess amount) by which the amount received or recovered exceeds the amount the Financier would have received if the amount had been paid to the Agent and distributed in accordance with clause 6.10;

(3)
the Agent must treat the payment of the excess amount as if it were a payment by the Transaction Party to the Agent on account of all the Financiers and promptly distribute the excess amount to the Financiers in accordance with clause 6.10; and

(4)
as between each Transaction Party and the Finance Parties, the excess amount is to be treated as not having been paid to a Financier, but as having been paid to all the Financiers in accordance with their respective entitlements.

(b)
If an amount to which clause 6.12(a) applies is subsequently required to be repaid by the Financier who originally received or recovered it to a Transaction Party, each Finance Party which has received any part of it must repay that part to the Financier who originally received or recovered it, and the adjustments under clause 6.12(a)(4) will be reversed.

6.13	Rounding

The Agent may round amounts to the nearest unit of Relevant Currency in making any allocation or appropriation under the Transaction Documents.

6.14	Currency exchanges

If the Agent receives an amount under a Transaction Document in a currency which is not in the Relevant Currency, the Agent:

(a)	may convert the amount received into the Relevant Currency in accordance with its normal procedures; and

(b)	is only regarded as having received the amount that it has converted into the Relevant Currency.

7	Issue of Warrants

7.1	Warrants

The Borrower must on the date that the first Funding Portion is provided:

(a)	issue the Warrants to each Financier or Financier’s Affiliate, and the number of Warrants to be issued to each Financier or Financier’s Affiliate will be determined by the following formula:

 where:

W is the number of Warrants to be issued to each Financier or Financier’s Affiliate;

P is the Pro Rata Share of the relevant Financier being 33.41% for RMB Australia Holdings Limited and 66.59% for Macquarie Bank Limited;

FA is the C$ Equivalent Amount on the date of this agreement of US$7,000,000; and

WEP is the Warrant Exercise Price; and

(b)	provide to each Financier or Financier’s Affiliate a Warrant Certificate in respect of its Warrants in the name of that Financier or Financier’s Affiliate (as applicable).

7.2	Issue of Warrants

(a)	All Warrants issued under clause 7.1 will be issued on the terms set out in Schedule 9 which for the avoidance of doubt, include the following:

(1)	that each Warrant, when validly exercised, entitles each Financier or Financier’s Affiliate to purchase one Share at the Warrant Exercise Price on the terms and conditions of the Warrant; and

(2)	that each Warrant may be exercised before 5.00pm Toronto time on the Expiry Date.

(b)	The Borrower must use its best endeavours to ensure the Warrants are issued in accordance with clauses 7.1 and 7.2(a).

(c)	The holding of a Warrant issued under clause 7.1 will not entitle the holder of that Warrant to any rights as a shareholder of the Borrower, including without limitation, voting rights.

(d)	All Warrants issued under clause 7.1 will be issued at no additional cost to the Financiers.

7.3	Exercise of Warrants

(a)
Each Financier or Financier’s Affiliate (as applicable) may exercise the Warrants, subject to any restrictions under the Listing Rules of the TSX, Ontario Securities Law or US Securities Law, at any time before the Expiry Date.

(b)
If requested by the Agent, the Borrower must use its best efforts to assist a Financier or Financier’s Affiliate (as applicable) to sell Shares obtained by that Person through the exercise of the Warrants.

(c)
The Borrower must ensure that all necessary TSX Approvals and AMEX Approvals have been obtained and will be maintained in connection with the issuance of all Warrant Certificates, the issuance of Warrants represented thereby and the underlying Shares, and the listing of the Shares on the TSX and the AMEX on due exercise of the Warrants.

(d)
In accordance with the applicable Listing Rules of the TSX and all other applicable Ontario Securities Law, the Shares that may be delivered on the exercise of a Warrant may not be sold or otherwise disposed of for a period of 4 months from the date of this agreement in the absence of either a prospectus or an exemption from the prospectus requirements under the applicable Listing Rules of the TSX and all other applicable Ontario Securities Law. The Shares that are delivered on the exercise of a Warrant will be ‘restricted securities’ under US Securities Laws and may not be transferred without a valid exemption or in accordance with effective registration under US Securities Laws.

7.4	Ranking of Shares and Warrants

(a)
Each Share received by a Financier or Financier’s Affiliate on the exercise of a Warrant issued to a Financier or its Affiliate (as applicable) under this clause 7, ranks in all respects pari passu with the other then existing issued Shares, but will not in the case of the exercise of a Warrant carry any rights to any dividends or other distributions declared or paid or made on the Shares before the date that Warrant is exercised.

(b)
Each Warrant issued to a Financier or Financier’s Affiliate under this clause 7 ranks in all respects pari passu with the other then existing issued Warrants, but will not carry any rights to any distributions declared or paid or made on the Warrants before the date those Warrants are issued.

7.5	Registration under US Securities Laws

(a)
Promptly following the completion of the Funding Date, the Borrower shall, at its expense, prepare and file with the U.S. Securities and Exchange Commission a Registration Statement on Form S-3 (Registration Statement) providing for resale by each Financier or its Affiliate (as applicable) of the Warrant Shares. The Borrower or its nominee shall use its best efforts to have the Registration Statement declared effective as soon as practicable following the filing, and shall maintain the effectiveness of the Registration Statement until the earlier of (i) the last occurring Expiry Date or (ii) such date as no Financier holds any of the Shares registered in the Registration Statement, or (iii) such Shares are capable of being sold without limitation under Rule 144 under the Securities Act of 1933 (the Securities Act).

(b)
Each Financier agrees to provide such information as may be required under the Securities Act relating to such Financier for inclusion in the Registration Statement.  Each Financier further agrees that if, during the time that the Registration Statement is effective, the Borrower notifies it that the Registration Statement contains a material misstatement or omission, the Financier will cease resale of the Shares pursuant to such Registration Statement until it is notified that resales may be resumed. The Borrower covenants to use its best efforts to supplement the Registration Statement as soon as practicable to make the disclosures in the Registration Statement correct and complete.

8	Representations and warranties

8.1	General representations and warranties

Each Transaction Party represents and warrants to and for the benefit of each Finance Party that:

(a)
registration: the Borrower is duly incorporated and validly existing under the laws of the Yukon Territory, Canada and is duly qualified to do business, and is in good standing, in Ontario, Canada, and it has done everything necessary to keep its corporate existence in good standing;

(b)	corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)	authority: it has power and corporate authority to enter into and perform its obligations under the Documents to which it is expressed to be a party;

(d)	authorisations: it has taken all necessary corporate action to authorise the execution, delivery and performance of the Documents to which it is a party;

(e)
binding obligations: the Documents to which it is a party constitute its legal, valid and binding obligations and, subject to any necessary stamping and registration, are enforceable in accordance with their terms subject to laws generally affecting creditors’ rights and to principles of equity;

(f)	valid Encumbrances:

(1)
each Security is effective to create in favour of the Finance Parties legal, valid and enforceable Encumbrances on, and security interests in, all right, title and interests of the relevant Transaction Party (as the case may be) in and to the property the subject of that Security and the proceeds of that property, in each case not subject to any Encumbrances, other than Permitted Encumbrances;

(2)
in respect of a Security where the priority of the security interest may be elevated by possession or control of the property the subject of that Security (which possession or control must be given to the Security Agent by the relevant Transaction Party (as the case may be) to the extent that it is required), after all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, and, after the Security Agent takes possession or control of the property the subject of that Security, constitutes a fully perfected Encumbrance on, and first priority security interests in, all right, title and interest of that Transaction Party in the property the subject of that Security and the proceeds of that property, in each case subject to no Encumbrances other than Permitted Encumbrances; and

(3)	all registrations identified in Schedule 15 pertain to Permitted Encumbrances;

(g)	transaction permitted: the execution, delivery and performance by it of the Documents to which it is a party will not breach, or result in a contravention of:

(1)	any law, regulation or Authorisation;

(2)
its memorandum and articles of association, articles of incorporation, articles of organization, by-laws, constitution, operating agreement, or other constituent or constating documents, as applicable; or

(3)	any Encumbrance or agreement which is binding on it,

and will not result in:

(4)	the creation or imposition of any Encumbrance on any of its assets other than as permitted under a Transaction Document; or

(5)	the acceleration of the date for payment of any obligation under any agreement which is binding on it;

(h)	no default or breach: it is not:

(1)	in breach in a material respect of any law or Authorisation;

(2)	in breach under any Document, agreement or other document binding on it which breach has, or is reasonably likely to have, a Material Adverse Effect; or

(3)	in default in the payment of a material sum, or in compliance with a material obligation in respect of Financial Indebtedness;

(i)
no litigation: no litigation, arbitration, dispute or administrative proceeding has been commenced, is pending or to its knowledge is threatened, which if adversely determined would have a Material Adverse Effect;

(j)	financial information: the most recent Financial Reports or accounts which the Borrower has provided to the Agent under clauses 2.1(g) and 9.6:

(1)	give a true and fair view of the financial condition and state of affairs of the Borrower and the Group respectively, as at the date they were prepared; and

(2)	were prepared in accordance with the Accounting Standards;

(k)
no change in affairs: there has been no change in the Borrower’s or the Group’s state of affairs since the end of the accounting period for its most recent Financial Reports or accounts, referred to in clause 8.1(j) which has had, or is reasonably likely to have, a Material Adverse Effect;

(l)	representations true: each of its representations and warranties contained in the Documents is correct and not misleading in all material respects when made or repeated;

(m)	disclosure:

(1)
no representation or warranty of or by a Transaction Party under a Transaction Document, any schedule, annexure or exhibit attached to a Transaction Document, contained in any certificate provided to a Finance Party under the provisions of a Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements in this agreement or in that Transaction Document, in the light of the circumstances under which they were made, not misleading;

(2)
it has fully disclosed in writing to the Finance Parties all facts relating to it, the Documents, the transactions contemplated by them, each Transaction Party, the assets, business and affairs of each Transaction Party and any thing in connection with them which would have had or would have been reasonably likely to have had a material effect on the decision of a prudent lender to enter into the Transaction Documents;

(3)
all filings made by the Borrower with any securities commissions or regulatory authorities or the TSX are at their respective dates, true and correct, contain or contained no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Borrower and the Borrower does not have any confidential filings with any securities commissions or regulatory authorities or the TSX; and

(4)	it does not have any knowledge of any material adverse information in regard to the current and prospective operations of any Transaction Party;

(n)	legal and beneficial owner: it is the legal and beneficial owner of or has a valid leasehold or other contractual interest in:

(1)	its Secured Property; and

(2)	all of its assets included in the latest Financial Report provided by the Borrower,

free and clear of all third party rights, interests and Encumbrances other than those disclosed in those Financial Reports, or Permitted Encumbrances;

(o)	no immunity: it does not, nor do its assets, enjoy immunity from suit or execution;

(p)	not a trustee: it does not enter into any Document as trustee of any trust or settlement;

(q)	solvency: it is solvent and is able to pay its debts as and when they become due;

(r)
commercial benefit: the entering into and performance by it of its obligations under the Documents to which it is expressed to be a party is for its commercial benefit and is in its commercial interests;

(s)	shareholding:

(1)
the Borrower is the legal and beneficial owner of all issued shares in the capital of AGI and in the capital of Minera Sol de Oro S.A.de C.V. (other than one share of Minera Sol de Oro S.A.de C.V. held by R. David Russell as a requirement of Mexican law); and

(2)	AGI is the legal and beneficial owner of all issued shares in Mine Development Finance Inc. and Montana Tunnels Mining Inc;

(t)	Group structure:

(1)	its only Associates are listed in the Group Structure Diagram; and

(2)	the Group Structure Diagram is true and correct in all respects and does not omit any material information or details;

(u)	Taxes and fees:

(1)
it has complied in all material respects with all tax laws in all applicable jurisdictions (including, without limitation, withholding or remitting to the appropriate Government Agency any amounts on account of Taxes required to be withheld or deducted from payments made by it) and it has paid all Taxes due and payable by it (other than Contested Taxes), and no claims are being asserted against it in respect of any Taxes (other than Contested Taxes); and

(2)
it has paid all registration or other fees, costs and expenses in connection with the execution, performance and perfection of the Documents, any transaction contemplated by a Document and any Authorisations;

(v)	reporting issuer:

(1)
the Borrower is a reporting issuer (or the equivalent) where applicable in good standing in each of the provinces of Canada (except Quebec) under the applicable Canadian Securities Laws, is not included in a list of defaulting reporting issuers maintained by the securities commissions (or similar regulatory authorities) in any of the provinces of Canada and is not in default of any requirement of the applicable Canadian Securities Laws relating to continuous disclosure and is in compliance with the by-laws, rules and regulations of the TSX; and

(2)
there has not occurred any material adverse change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Borrower and its Subsidiaries (taken together as a whole) which has not been publicly disclosed; all the statements set forth in the Borrower’s public disclosure documents which have been filed pursuant to the requirements of the Securities Laws are true, correct, and complete and do not contain any misrepresentation (within the meaning of such Securities Laws) as of the date of the applicable document and the Borrower has not filed any confidential material change reports under such securities laws which is currently in effect; and

(w)
authorised Shares: the Borrower has reserved and kept available out of its authorised Shares (if the number thereof is or becomes limited) solely for the purpose of issue upon exercise of all Warrants issued under this agreement, and has allotted for issue to the Financiers, who may exercise their Warrants, the number of Shares as are issuable upon the exercise of the Warrants. All Shares issued upon exercise of the Warrants in accordance with this agreement will be duly and validly issued as fully paid and non-assessable.

8.2	Project representations and warranties

The Transaction Parties represent and warrant to and for the benefit of each Finance Party that:

(a)	Mining Rights:

(1)
the Mining Rights are legal, valid and continuing, and confer on the Borrower all material rights required to enable it to build, construct and operate the Project in accordance with the Cashflow Model;

(2)	the Borrower is the legal and beneficial holder of the Mining Rights set out in the Security; and

(3)	the Borrower has in all material respects complied with its obligations in connection with the Mining Rights to the extent required to date;

(b)	Project Authorisations:

(1)
the Authorisations necessary for the development and operation of the Project are in place, except for any which as a matter of law or Good Industry Practice cannot or should not reasonably be obtained until shortly before the events to which they relate occur where those events are not imminent, and it has no reason to believe that those Authorisations which are not presently held will not be obtained at the appropriate time in the future; and

(2)	all fees due and payable in connection with the Authorisations referred to in clause 8.2(b)(1) have been paid;

(c)	Project operation: there has been no material change in the conduct or operation of the Project from that contemplated in the Cashflow Model;

(d)	Project Documents:

(1)
no event has occurred or condition exists which would permit the cancellation, termination, forfeiture or suspension of a Project Document, nor is any party to a Project Document in default under any term of a Project Document in any material respect;

(2)
it has given to the Agent copies of all of the Project Documents, and all copies of the Project Documents and any other documents or agreements (including Authorisations) given by it or on its behalf to the Agent constitute true and complete copies and those documents and agreements and are in full force and effect;

(3)
the Project Documents contain the entire agreement of the parties to them as to the Project and there are no other material contracts, agreements or arrangements entered into by a Transaction Party in connection with the Project (as at the date of this Agreement); and

(4)
the documents and information provided to the Agent in relation to the Project include all of the documents and information which a reasonable person in the Borrower’s position would expect the Financiers to consider material to the decision to enter into the Transaction Documents and do anything in connection with them, and in relation to clauses 8.2(d)(2) and 8.2(d)(3), the expression ‘Project Documents’ does not include the Transportation Agreement until that agreement has been executed by all parties to it;

(e)	Project Completion; it is not aware of any existing act, matter, thing or circumstance which would or could reasonably be expected to prevent Project Completion occurring on or before 31 October 2009;

(f)	aboriginal matters:

(1)
the Borrower is complying with all laws, regulations and authorisations in respect of aboriginal rights, aboriginal title, treaty rights, and aboriginal communities that relate to the development, construction, start-up and operation of the Project; and

(2)
no material claims or applications in connection with aboriginal matters have been made in respect of any of the Project Area or, if made, those claims have been removed or resolved on terms satisfactory to the Agent;

(g)	environment:

(1)	the development and operation of the Project and the Project Assets as contemplated by the Cashflow Model complies with all applicable Environmental Laws in all material respects;

(2)
all Environmental Approvals necessary for the development and operation of the Project as it is currently being operated are in place except for any which as a matter of law or Good Industry Practice cannot or should not reasonably be obtained until shortly before the events to which they relate occur where those events are not imminent and it has no reason to believe that those Environmental Approvals which are not presently held will not be obtained at the appropriate time in the future; and

(3)
no environmental bond or other form of security is required to be taken out or lodged in accordance with the requirements of any Environmental Law relating to the Project as it is currently being operated or Project Area;

(h)	royalties: there are no royalties, production-based Taxes or similar levies on mineral production payable with respect to the Project other than those identified in Schedule 14;

(i)	other business: the Transaction Parties are not engaged in any business other than its existing core businesses and operations of mineral exploration, mining or processing;

(j)
insurances: in respect of the Project and the Project Assets, the Transaction Parties have complied with clause 9.23 and all insurance policies entered into in complying with clause 9.23 are valid, binding and subsisting and all premiums due under those insurance policies have been paid in full;

(k)	Unpatented Mining Claims: the Unpatented Mining Claims are the only material mining claims with respect to the Project;

(l)
Project Area: the Project does not include any real property other than the Project Area, and the Borrower does not have any right, title or interest in land (whether leasehold, freehold or otherwise) other than the Project Area. The only building or structure on the Project Area is the stock mill situated on PIN 65363-0086(LT); and

(m)	Security: for the avoidance of doubt but without limitation, the Borrower confirms that:

(1)
each of RMB Australia Holdings Limited and Macquarie Bank Limited, in its capacity as a counterparty to any Financier Hedging Agreement, is a Financier, a Beneficiary and a Finance Party such that all amounts owing by the Borrower or any other Transaction Party under, pursuant to, or in connection with the Financier Hedging Agreements are secured by the Security; and

(2)	the Security secures the Secured Moneys.

8.3	Survival and repetition of representations and warranties

The representations and warranties given under this agreement:

(a)	survive the execution of each Transaction Document; and

(b)	are repeated on the date of each Financier Hedging Agreement, each Funding Date, Selection Date and each Quarterly Date with respect to the facts and circumstances then subsisting until:

(1)	the Commitment is cancelled; and

(2)	the Secured Moneys are unconditionally repaid in full,

or the Agent (acting on the instructions of all Financiers) otherwise agrees in writing.

8.4	Reliance by Finance Parties

Each Transaction Party acknowledges that each Finance Party has entered into each Transaction Document to which it is a party in reliance on the representations and warranties given under this agreement.

9	Undertakings

9.1	Conduct of Project

A Transaction Party must not, without the written consent of the Agent (acting on the instructions of the Majority Financiers), change the scope or operation of the Project from that assumed in or contemplated by the Cashflow Model and it must ensure that:

(a)
the Project is diligently constructed, developed, equipped, operated and maintained in accordance with the Cashflow Model,  Good Industry Practice, and in accordance with Environmental Law and Authorisations in all material respects; and

(b)
all Project Assets are maintained in all material respects in good and efficient operating condition, reasonable wear and tear and shutdowns for maintenance in the ordinary course of business excepted.

9.2	Project Covenants

(a)	Project Assets: The Borrower must:

(1)	own, lease or otherwise hold all Project Assets;

(2)
ensure that no person other than itself has any right, title or interest in the Project Assets other than under a Permitted Encumbrance or by virtue of a statutory interest affecting the Mining Rights; and

(3)	not Dispose of, decrease or diminish its interest in the Project Assets without the prior written consent of the Agent (acting on the instructions of all Financiers).

(b)
Force majeure: Each Transaction Party must take all action as is reasonably open to it to cause any Force Majeure Event affecting the Project to be remedied as soon as possible after that Force Majeure Event occurs, but the party affected is not obliged to incur expenditure to overcome the events or circumstances which caused the Force Majeure Event which would make uneconomic (in the opinion of the Agent) the continued development of the Project.

(c)
Access: Each Transaction Party must, at the request of the Agent, ensure that the Finance Parties and representatives of the Finance Parties on giving reasonable notice are allowed at all reasonable times and with reasonable frequency to have access to the Project Area and the Project Assets to inspect any of the Project Assets and to inspect any books, records, data and information which are in the custody or possession of a Transaction Party; provided, however, that the right of access and inspection must be undertaken at a Finance Party’s own risk in a manner that does not unreasonably disrupt the business of the Transaction Party and the operation of the Project, and must be subject to:

(1)	the confidentiality provision set out in this agreement or in any other agreement between a Transaction Party and a Finance Party; and

(2)	the applicable health and safety laws and regulations and related policies adopted by a Transaction Party.

(d)
Processing of non-Project metal: The Borrower must not, and no Project Asset may be used to, mine, extract, mill or process any ore, gold, metals or concentrates which are mined, extracted or derived outside the Project Area.

(e)	Cashflow Model: The Borrower must not amend or vary the Cashflow Model without the prior written consent of the Financiers.

(f)
Project Completion Test: The Borrower must ensure that the Project Completion Test is completed successfully, and Project Completion has occurred, on or before 31 October 2009 and the Borrower must notify the Agent as soon as it becomes aware of any act, matter, thing or circumstance which, in the Borrower’s opinion, will or is reasonably likely to prevent Project Completion being achieved by that date.

(g)	Transportation Agreement: The Borrower must ensure that the Transportation Agreement has been entered into on or before 31 March 2009.

(h)
Direct Agreements: the Borrower must ensure that the Direct Agreement described in paragraph 6 in the definition of Direct Agreements has been entered into on or before 31 March 2009, and that the Direct Agreements described in paragraphs 2, 3, 4, 5, 7 and 8 of that definition are manually executed and original copies provided to the Agent promptly after the signing of this Agreement.

(i)
sales agreement: The Borrower must not Dispose of the Product to any person (a Third Party Purchaser) other than Macquarie Bank Limited without the prior written consent of the Agent (acting on the instructions of the Majority Financiers). As a condition of the Agent providing its consent, the Agent may require:

(1)	evidence that the Borrower has irrevocably notified that Third Party Purchaser in writing that all payments made for the Product must be deposited into the Proceeds Account; and

(2)
written confirmation from that Third Party Purchaser that all payments will be made into the Proceeds Account and that it will not agree to a variation of this payment instruction without the consent of the Borrower and the Agent (acting on the instructions of the Majority Financiers).

9.3	Environmental issues

Each Transaction Party must ensure that the Borrower:

(a)	complies in all material respects with all Environmental Laws with respect to the Project;

(b)
obtains and complies with all Environmental Approvals required in connection with the development and operation of the Project, except for any Environmental Approval which as a matter of law or Good Industry Practice cannot or should not reasonably be obtained until shortly before the events to which it relates occurs where those events are not imminent; and

(c)	promptly notifies the Agent of all material claims, complaints or notices concerning its compliance with Environmental Laws and Environmental Approvals.

9.4	Mining Rights

Each Transaction Party must ensure that:

(a)	the Borrower has and continues to have title to the Mining Rights;

(b)
the Borrower is entitled to acquire or have issued to it the Mining Rights not presently held by it that are necessary for the development, construction and operation of the Project in accordance with the Cashflow Model;

(c)
the Borrower takes, or procures to be taken, all action (including the timely payment of annual maintenance fees, recording of instruments, performance of annual assessment work, or otherwise) necessary to ensure that all conditions and requirements relating to the Mining Rights are observed and performed and that the Mining Rights remain valid and are in full force and effect; and

(d)	the Mining Rights are free of Encumbrances other than Permitted Encumbrances.

9.5	Corporate budget

A Transaction Party must not amend or change the Corporate Budget in any material respect without the Agent’s prior written consent (acting on the instructions of all Financiers), which consent must not be unreasonably withheld or delayed.

9.6	Provision of information and reports

Each Transaction Party must ensure the Agent is provided with the following, which must in the case of the information referred to in clauses 9.6(b), 9.6(c), 9.6(d), 9.6(e), 9.6(f), and 9.6(g) be in the form and contain information satisfactory to the Agent (acting on the instructions of the Majority Financiers):

(a)	Financial Reports:

(1)	as soon as practicable and no later than 90 days after the end of a financial year, copies of the consolidated annual audited Financial Report of the Borrower and its Subsidiaries; and

(2)
as soon as practicable and no later than 45 days after each Quarterly Date, copies of the unaudited quarterly Financial Report of the Borrower and its Subsidiaries for the Quarter immediately preceding that Quarterly Date;

(b)	Corporate Budget: no later than the date which is 30 days after 31 December of each year, a copy of the proposed Corporate Budget for the subsequent 12 month period;

(c)	monthly reports: no later than 21 days after the end of each calendar month:

(1)	a copy of the management reports in respect of the development of the Project, including cash flow and solvency reports, projected movements in and balances of the Project Accounts and mining reports;

(2)	a report detailing as appropriate having regard to the status of development of the Project:

•	the development, construction, commissioning, start-up and operation of the Project and production statistics;

•	actual and forecast operating costs and Project Costs (including capital costs);

•	key dates and permit and Authorisation anniversaries and renewals of the Mining Rights; and

•	the performance and initiatives of the Borrower with respect to safety, the personnel and employees of the Borrower, legal and regulatory compliance, and environmental compliance and rehabilitation;

(3)	a copy of the monthly management accounts of the Borrower;

(d)
gold price protection report: no later than 30 days after the end of each calendar month, a gold price protection report detailing the gold produced during that month, the amount of gold committed under Hedging Agreements during that month and any Hedging Agreements that have been terminated by delivery or close-out during that month;

(e)	Project Accounts report:

(1)	no later than 30 days after the end of each Quarter where that Quarter ends after the Project Completion Date, a statement summarising all deposits to and withdrawals from the Project Accounts; and

(2)	no later than 21 days after the end of each calendar month where that month begins before the Project Completion Date, a statement summarising all deposits and withdrawals from the Project Accounts;

(f)	Quarterly compliance certificate: no later than 5 Business Days after each Quarterly Date, a certificate signed by at least 2 Officers of the Borrower stating:

(1)	each of the Ratios and the Net Worth as at the relevant Quarter Date (giving details of the calculation of the Ratios and Net Worth);

(2)	any non-compliance of a Transaction Party with a covenant in the Transaction Documents and any Default that has occurred and is continuing; and

(3)	the full details of that non-compliance or Default and the remedial action being taken or proposed to cure that non-compliance or Default;

(g)	exploration report: no later than 30 days after the end of each Quarter, a report on exploration conducted by the Borrower;

(h)
environmental reports: no later than 30 days before the commencement of the Borrower’s financial year, a report detailing any breaches or potential breaches of Environmental Laws or Environmental Approvals, and any Environmental Liabilities;

(i)	Group Structure Diagram: an updated Group Structure Diagram on each occasion that the then current Group Structure Diagram becomes incorrect or misleading;

(j)
documents issued: a copy of all notices, circulars, documents and other written information issued by the Borrower to its shareholders or filed by the Borrower under Securities Laws or filed with the TSX or the AMEX and available to the public at the same time as their issue or filing; and

(k)	other information: any other information which the Agent reasonably requests in relation to it, any of its assets or the Project.

9.7	Proper accounts

Each Transaction Party must:

(a)	keep accounting records which give a true and fair view of its financial condition and state of affairs;

(b)	ensure that the accounts it provides in respect of the Borrower under clause 9.6 are prepared in accordance with the Accounting Standards; and

(c)
ensure that the accounts it provides in respect of the Subsidiaries of the Borrower under clause 9.6 are prepared in accordance with the generally accepted accounting principles in the country in which they are incorporated.

9.8	Notices to the Agent

Each Transaction Party must notify the Agent as soon as it becomes aware of:

(a)	any Default occurring;

(b)	any material breach of, or material default under, any Document to which it is a party;

(c)
any material breach of any applicable license or law that may potentially affect the validity or good standing of the Project or the Project Assets, the Borrower’s legal and beneficial title to the Project Assets or the value of the Secured Property;

(d)	any event or circumstance which entitles a person to cancel, terminate or suspend any Mining Rights, Environmental Approvals, Authorisations or a Project Document;

(e)	any change in statutory requirements that may have a material effect on mining, metallurgical methods, tailings disposal, gold production or title with respect to the Project;

(f)	a revised downward estimate of Proved Reserves and Probable Reserves in respect of the Project, other than as a result of mining;

(g)	a material change in Key Personnel, mining or metallurgical method in respect of the Project;

(h)	any proposed changes to the Project Documents;

(i)	any proposal to enter into an agreement which is material to the development, construction, ramp-up or operation of the Project;

(j)	any unscheduled stoppage or disruption of ore mining or processing at the Project for a period greater than three consecutive days;

(k)	any material adverse change in the position or prospects of the Project, the Borrower or a Transaction Party;

(l)	any representation, warranty, action or statement made, or taken to be made, by it is or becomes false, misleading or incorrect;

(m)	any intention by it to exercise any right, power or remedy under any Document to which it is a party as a consequence of any default under it;

(n)	any breach of an Authorisation;

(o)	any breach of, or claim being made against a Transaction Party under, any Environmental Laws or Environmental Approvals;

(p)	any material notices given or received by a Transaction Party under any Project Document;

(q)	any litigation, arbitration, administration or other proceeding in respect of it or any of its assets being commenced or threatened which is either:

(1)	in excess of US$500,000 (or the equivalent amount in another currency); or

(2)	if adversely determined would have or be likely to have a Material Adverse Effect;

(r)	a demand under a Guarantee given by that Transaction Party;

(s)	any Encumbrance that exists over any of its assets;

(t)	any dispute between a Transaction Party and a Government Agency or any proposal of any Government Agency to compulsorily acquire any of its assets;

(u)	the acquisition by it or any of its Subsidiaries of any interest in real property;

(v)	a decision to accelerate or expand the level of production from the Project from that set forth in the Cashflow Model;

(w)	a proposed change in the development of the Project from that contemplated in the Cashflow Model and the mine plans delivered to the Agent under clause 2.1(h);

(x)	any replacement of a member of, or the addition of a member to, the senior operating and corporate management team which manages the operations of the Project or the Borrower;

(y)	any material land claims or other claims with respect to the Project, Project Area and the Project Assets and any material dispute with landowners located in or around the Project Area; and

(z)	any Force Majeure Event.

9.9	Corporate existence

Each Transaction Party must ensure that it:

(a)	does everything necessary to maintain its corporate existence in good standing;

(b)	does not transfer its jurisdiction of incorporation without the prior written consent of the Agent (acting on the instructions of all Financiers); and

(c)
does not enter into any merger, amalgamation, consolidation or reconstruction without the Agent’s prior written consent (acting on the instructions of all Financiers and not to be unreasonably withheld or delayed).

9.10	Compliance

Each Transaction Party must:

(a)	comply with all its obligations under each Document to which it is a party; and

(b)	ensure that no Event of Default occurs.

9.11	Maintenance of capital

A Transaction Party must not without the Agent’s prior written consent:

(a)	call up or pass a resolution to call up its unpaid share capital;

(b)	reduce or pass a resolution to reduce its capital;

(c)	buy-back or pass a resolution to buy-back, any of its shares; or

(d)	attempt or take any steps to do anything which it is not permitted to do under clauses 9.11(a), 9.11(b) or 9.11(c).

9.12	Compliance with laws and Authorisations

Each Transaction Party must:

(a)
comply in all material respects with all laws and legal requirements, including each judgement, award, decision, finding or any other determination of a Government Agency, which applies to it or any of its assets;

(b)	obtain, maintain and comply in all material respects with all Authorisations required:

(1)	for the enforceability against it of each Document to which it is a party, or to enable it to perform its obligations under each Document to which it is a party;

(2)	in relation to it or any of its assets;

(3)	for the operation of the Project; and

(c)	not knowingly do anything which would prevent the renewal of any Authorisation referred to in clause 9.12(b) or cause it to be renewed on less favourable terms.

9.13	Payment of debts, outgoings and Taxes

(a)
Each Transaction Party must pay or cause to be paid its debts and financial obligations including all rates, rents and other outgoings when due and payable, except where that Transaction Party is contesting its liability to pay that financial obligation, and has reasonable grounds to do so, in appropriate proceedings reasonably satisfactory to the Financiers.

(b)
Each Transaction Party must pay or cause to be paid all Taxes when due, other than Contested Taxes, and will withhold and remit to the appropriate Government Agency all accounts on account of Taxes required to be withheld or deducted from payments made by a Transaction Party.

(c)	Each Transaction Party must set aside sufficient reserves to cover any Contested Taxes.

(d)
Each Transaction Party must pay or cause to be paid all Contested Taxes when the terms of any final determination or settlement require those Contested Taxes to be paid, unless failure to pay any Contested Taxes when due may have a Material Adverse Effect, in which case those the Contested Taxes must be paid when due.

9.14	Project Documents

(a)	A Transaction Party must not without the prior written consent of the Agent (acting on the instructions of all Financiers):

(1)	materially amend or vary, or agree to a material amendment or variation of;

(2)	terminate, rescind or discharge (except by performance);

(3)	grant any waiver, time or indulgence in respect of any material obligation under;

(4)	do or omit to do anything which may adversely affect the provisions or operation of; or

(5)	do or omit to do anything which would give any other person legal or equitable grounds to do anything in clause 9.14(a)(1) to (4) in respect of,

any Project Document to which it is a party.

(b)
Notwithstanding the definition of Permitted Financial Indebtedness, a Transaction Party must not enter into any agreement (other than Material Agreements existing as at the date of this agreement) relating to the development and construction of the Project, the refining or treatment of Product or any other agreement or contract which relates to the Project where the aggregate amount of payments to be made under that agreement or contract is anticipated to exceed US$1,000,000, without the prior written consent of the Agent (acting on the instructions of all Financiers). For the avoidance of doubt, this clause applies to capital equipment leases to be entered into in respect of the Project, other than capital equipment leases existing as at the date of this agreement.

(c)
If a Transaction Party proposes to enter into a Material Agreement, the Agent may request the Transaction Party and each other party to the Material Agreement to execute a direct agreement or tripartite agreement in form and substance satisfactory to the Agent (acting on the instructions of all Financiers).

(d)
If the Agent makes a request under clause 9.14(c) that a direct agreement or tripartite agreement be entered into in respect of a Material Agreement, no Transaction Party may enter into that Material Agreement unless a direct agreement or tripartite agreement has been executed between each of the parties to that Material Agreement in form and substance satisfactory to the Agent (acting on the instructions of all Financiers).

(e)	The parties agree that no term contained in a direct agreement affects the rights and obligations of the parties under any other Transaction Document.

(f)	Each Transaction Party must do all things necessary to enforce all of its rights, powers and remedies under each Project Document to which it is a party.

9.15	Amendments to constitution

A Transaction Party must not amend its memorandum and articles of association, articles of incorporation, articles of organization, by-laws, constitution, operating agreement, or other constating documents (as applicable) without the Agent’s prior written consent (acting on the instructions of the Majority Financiers), which consent must not be unreasonably withheld or delayed.

9.16	Negative pledge and disposal of assets

(a)	A Transaction Party must not create or allow to exist or agree to any interest or Encumbrance over any of its assets other than a Permitted Encumbrance.

(b)	A Transaction Party must not acquire an asset which is, or on its acquisition will be, subject to an Encumbrance which is not a Permitted Encumbrance.

(c)
A Transaction Party must not without the prior written consent of the Agent (acting on the instructions of the Majority Financiers which consent is not to be unreasonably withheld in the case of a Disposal which is not a Disposal of a Project Asset) Dispose of any of its assets other than:

(1)	a Disposal (which is not a Disposal of a Project Assets) of an asset which:

•	has a value which is less than US$250,000; and

•	is sold in the ordinary course of business and at market value,

and the aggregate of assets sold by all Transaction Parties in the preceding 12 month period is less than US$500,000; or

(2)	a Disposal of Product; or

(3)
a Disposal for valuable consideration and on arm’s length commercial terms of assets that are no longer required for the proper and efficient operation of the Project because of replacement, obsolescence or otherwise, and where the Disposal relates to the replacement of assets, the asset is replaced with one or more assets having a similar function or comparable or superior type, value and quality.

(d)
A Transaction Party must not allow any other person to have a right or power to receive or claim any rents, profits, receivables, money or moneys worth (whether capital or income) in respect of its assets other than under a Permitted Encumbrance.

(e)
A Transaction Party must not enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, except for a netting or set-off arrangement in the ordinary course of its ordinary banking arrangements for the purpose of netting debit and credit balances.

(f)	A Transaction Party must not enter into any arrangement which, if complied with, would prevent any Transaction Party from complying with its obligations under the Transaction Documents.

9.17	No change to business

Each Transaction Party:

(a)	must ensure that its business is operated in accordance with the Corporate Budget and the Cashflow Model; and

(b)
must not engage in any business other than, or do anything which would result in substantial changes to, its existing core businesses and operations of mineral exploration, mining or processing, except with the prior written consent of the Agent.

9.18	Financial accommodation and Financial Indebtedness

(a)
A Transaction Party must not subscribe for capital in an entity, provide any financial accommodation, or give any Surety Obligation in respect of any financial accommodation, to or for the benefit of any Person, other than Permitted Financial Accommodation.

(b)	A Transaction Party must not incur any Financial Indebtedness other than Permitted Financial Indebtedness.

(c)	A Transaction Party may not enter into any Hedging Agreement (other than a Financier Hedging Agreement) without the consent of the Agent (acting on the instructions of the Majority Financiers).

(d)
The Borrower, RMB Australia Holdings Limited and RMB Resources Inc. must not amend the Montana Tunnels Facility Agreement without prior written consent of all Financiers if that amendment would increase the Financial Indebtedness of the Borrower.

9.19	Arm’s length transactions

A Transaction Party must not:

(a)	enter into an agreement with any Person;

(b)	acquire or Dispose of an asset;

(c)	obtain or provide a service;

(d)	obtain a right or incur an obligation; or

(e)	implement any other transaction,

unless it does so on terms which are no less favourable to it than arm’s length terms. This clause does not apply to the Permitted Financial Accommodation which can be characterised as an Inter-Company Claim.

9.20	No new Subsidiaries

A Transaction Party must not incorporate any new Subsidiary (whether wholly-owned or otherwise) without the prior written consent of the Agent unless, within 10 Business Days after the incorporation of the new Subsidiary, that Subsidiary:

(a)	executes and delivers to the Agent an officer’s certificate in the form of Schedule 6 in respect of that Subsidiary;

(b)	executes and delivers to the Agent a Guarantee Assumption Agreement;

(c)	executes and delivers to the Agent any Encumbrance which the Agent requests to secure the Secured Moneys;

(d)	if required, duly stamps each document referred to in this clause 9.20; and

(e)	gives to the Agent all duly completed forms, notices and other documents required to register or file with the appropriate Government Agency any document referred to in this clause 9.20.

9.21	Restrictions on Distributions and fees

A Transaction Party must not:

(a)	make any Distribution other than a Distribution made in accordance with clauses 12.3(b)(11) and 12.3(c); or

(b)	pay any director fees, management fees, consultancy fees or other like payments to any director or Associate of a Transaction Party unless those fees or other payments are:

(1)	reasonable and are no more or less favourable than it is reasonable to expect would be the case if the relevant persons were dealing with each other at arm’s length; or

(2)	paid with the Agent’s prior consent.

9.22	Undertakings regarding Secured Property

Each Transaction Party must:

(a)	maintenance of the Secured Property: subject to clause 9.16:

(1)	maintain and protect its Secured Property;

(2)	keep its Secured Property in a good state of repair and in good working order allowing for fair wear and tear and shutdowns for maintenance in the ordinary course of business;

(3)	remedy every material defect in its title to any part of its material Secured Property (including the Mining Rights);

(4)	take or defend all legal proceedings to protect or recover any of its Secured Property; and

(5)	keep its Secured Property valid and subsisting and free from liability to forfeiture, cancellation, avoidance or loss;

(b)	further security:

(1)
do anything which the Agent reasonably requests to maintain the priority of its Security, or secures to the Finance Parties its Secured Property in a manner consistent with any provision of any Transaction Document, or aids in the exercise of any Power of a Finance Party, including, the execution of any document or the execution and delivery of blank transfers;

(2)
when the Agent requests, execute a legal or statutory mortgage in favour of the Financer over the Borrower’s right, title and interest in any real property acquired by it on or after the date of this agreement in form and substance required by the Agent, but the Agent cannot require an obligation which is more onerous than any obligation contained in any Transaction Document;

(3)	use its best endeavours to record any mortgage executed under clause 9.22(b)(2); and

(4)	if a Transaction Party acquires any material assets:

•	promptly notify the Agent of that acquisition; and

•
at the request of the Agent, procure the company that has acquired those assets to grant security over those assets in favour of the Finance Parties in form and substance required by the Agent, but the Agent cannot require an obligation which is more onerous than any obligation contained in any Transaction Document;

(c)
possession and control: deposit with the Security Agent all documents of title, chattel paper and instruments (other than those negotiated or proposed to be negotiated in the ordinary course of business) and take or cause to be taken all such actions as are necessary to provide the Security Agent with control over all investment property, in each case with respect to any such assets in which the Borrower now or hereafter has any right, title or interest;

(d)
registration and protection of security: ensure that its Security is registered, recorded, and filed in all registers in all jurisdictions in which it must be registered, recorded or filed to ensure the enforceability, validity and priority of the Security against all persons and to be effective as a security;

(e)
no partnership or joint venture: not enter into any profit sharing arrangement in relation to its Secured Property or any partnership or joint venture with any other person without the Agent’s written consent;

(f)
no Encumbrances: cause any Encumbrance other than a Permitted Encumbrance which is lodged in respect of its Secured Property, other than an Encumbrance lodged by the Finance Parties, to be removed as soon as reasonably practicable but in any event within 15 Business Days after the date that it becomes aware of its existence; and

(g)
no caveats: cause any caveat which is lodged in respect of its Secured Property, other than a caveat lodged by the Finance Parties, to be removed as soon as reasonably practicable but in any event within 10 Business Days after the date that it becomes aware of its existence.

9.23	Insurance

(a)	General requirements: Each Security Provider must insure and keep insured all its property (including, in respect of the Borrower, the Project Assets):

(1)	for amounts and against risks for which a person holding assets and carrying on a business similar to that of the Security Provider would prudently take out insurance, including title insurance;

(2)	against damage, destruction and any other risk to their full replacement value;

(3)	against workers’ compensation, public liability and business interruption; and

(4)	for any other risk to the extent and for the amounts the Agent may reasonably require and notify to the Security Provider from time to time.

(b)	Payment of premiums: Each Security Provider must punctually pay all premiums and other amounts necessary to effect and maintain in force each insurance policy.

(c)
Contents of insurance policy: Each Security Provider must use commercially reasonable best efforts to ensure that every insurance policy (other than worker’s compensation, directors’ and officers’ liability and public liability):

(1)	is taken out in the name of the Security Provider, notes each Finance Party as an additional insured and insures each of their insurable interests;

(2)	names the Agent as the loss payee;

(3)
cannot be terminated or varied by the insurer for any reason including the non-payment of the premium or any other amount in respect of the insurance policy, unless the Agent is given 30 days prior written notice;

(4)
provides that notice of any occurrence given by one insured party will be regarded as notice given by all insured parties and that failure by one insured party to observe and fulfil the conditions of the policy will not prejudice the rights of any other insured party;

(5)
insures each Finance Party’s interest up to the limits of the policy regardless of any breach or violation by the Borrower (whichever is applicable) of any warranties, declarations or conditions contained in that policy; and

(6)	includes any other terms and conditions which the Agent may reasonable require.

(d)
Reputable insurer: Each Security Provider must take out each insurance policy with a reputable and substantial insurer with an investment grade rating approved by the Agent (whose approval is not to be unreasonably withheld).

(e)	No prejudice: Each Security Provider must not do or omit to do, or allow or permit to be done or not done, anything which may materially prejudice any insurance policy.

(f)	Deliver documents: Each Security Provider must promptly deliver to the Agent:

(1)	adequate evidence as to the existence and currency of the insurance required under this clause 9.23; and

(2)	any other detail with respect to the insurance which the Agent may reasonably require and notify to the Security Provider from time to time.

(g)
No change to policy: A Security Provider must not rescind, terminate, cancel or make a material change to any insurance policy without the Agent’s written consent, except where the variation is to increase coverage, the amount insured by the policy or amend the scheduled insured property where that amendment results from a Disposal permitted under clause 9.16.

(h)
Assistance in recovery of money: Each Security Provider must do all things reasonably required by a Finance Party to enable that Finance Party to recover any money due in respect of an insurance policy.

(i)	Notification by Security Provider: Each Security Provider must notify the Agent as soon as reasonably practicable after it becomes aware of:

(1)	an event which in relation to its property gives rise to a claim of US$250,000 or more under an insurance policy; and

(2)	the cancellation or variation for any reason of any insurance policy in relation to its property.

(j)	Dealing with insurance policy proceeds:

(1)
If the claim by a Transaction Party is greater than US$1,000,000, or if the claim by a Transaction Party is less than US$1,000,000 but the Agent determines that there is not sufficient business interruption insurance or other funds available to the Borrower to ensure that the Borrower can pay or repay any part of the Secured Moneys due and payable by it, the Agent may direct that Transaction Party with respect to a particular insurance claim, to irrevocably authorise, instruct and direct the insurer to pay the proceeds of that claim up to the amount of the Secured Moneys to the Financiers.

(2)
If an Event of Default has occurred and is continuing, the proceeds in respect of any insurance policy must be used to repay the Secured Moneys outstanding at that time or for any other purpose which the Agent approves.

(3)
The proceeds in respect of any claim under an insurance policy in respect of lost, destroyed or damaged property of a Transaction Party that are not being applied in accordance with clauses 9.23(j)(1) and 9.23(j)(2), must be applied towards the replacement or reinstatement of that property.

(4)
Clauses 9.23(j)(1), 9.23(j)(2)and (3) do not apply to proceeds received from any workers’ compensation or public liability policy to the extent that the proceeds are paid to a person entitled to be compensated under the workers’ compensation or public liability policy.

(5)
Any amount received by the Agent in accordance with clauses 9.23(j)(1) or 9.23(j)(2) may be applied by the Agent as a prepayment of the Principal Outstanding, and clause 3.6(d) will apply to the prepayment.

(k)
Power to take proceedings: If an Event of Default has occurred and is continuing and a Receiver has not been appointed, the Security Agent alone has full power to make, enforce, settle, compromise, sue on and discharge all claims and recover and receive all moneys payable in respect of:

(1)	any claim under any insurance policy; and

(2)	any compensation claim in respect of any injury to an employee of a Finance Party, Receiver or Attorney suffered while exercising or attempting to exercise any Power.

9.24	Financial undertakings

(a)	The Borrower must ensure that at all relevant Quarterly Dates:

(1)	the LLCR is not less than 1.5:1;

(2)	the PLCR is not less than 2:1; and

(3)	each DSCR is not less than 1.25:1;

(b)	The Borrower must ensure that at all times:

(1)	the Reserve Tail is not less than 30%; and

(2)	the Current Ratio is not less than 1.2:1;

(c)	The Borrower must ensure that at all times the Net Worth is not less than the Minimum Net Worth;

(d)
If the Quarterly compliance certificate provided by the Borrower in accordance with clause 9.6(f) shows that, or if at any time the Agent calculates that, the value of a Ratio is less than the value for that Ratio set out in clauses 9.24(a) and 9.24(b), the Borrower must on the next Repayment Date apply as a mandatory prepayment of the Principal Outstanding the lesser of:

(1)	100% of the Excess Cashflow; and

(2)	the amount that is required to be paid to make the value of that Ratio greater than or equal to the value for that Ratio set out in clause 9.24(a).

Clause 3.9(b) will apply to each mandatory prepayment and any amount prepaid under this clause 9.24(d) may not be redrawn.

(e)
The calculation of a Ratio by the Agent is, in the absence of manifest error, the final and agreed calculation of that Ratio. In calculating a Ratio, the Agent will have regard to the most recent Cashflow Model and information provided to it under clause 9.6.

9.25	Hedging

(a)	Each Transaction Party must ensure that the Borrower enters into and maintains the Price Protection Program to the satisfaction of the Agent (acting on the instructions of the Majority Financiers).

(b)	A Transaction Party must not enter into a Hedging Agreement with a counterparty who is not a Financier.

9.26	Subordination of Inter-Company Claims

Each Transaction Party must ensure that:

(a)
all the Inter-Company Claims of a Group Member against the Borrower and payment (from whatever source) of, and the rights and claims of each Group Member against the Borrower in respect of those Inter-Company Claims are subordinated and postponed and made subject in right of payment to all the Secured Moneys and payment (from whatever source) of, and the rights and claims of the Finance Parties in respect of, all the Secured Moneys;

(b)	until all the Secured Moneys have been paid in full:

(1)	any Inter-Company Claims owed by the Borrower must not (without the prior written consent of the Agent acting on the instructions of the Majority Financiers) be paid or repaid; and

(2)
a Group Member other than the Borrower must not receive, and the Borrower must not pay or repay, any of the Inter-Company Claims to, or at the direction of, another Group Member or any person acting, or purporting to act, on behalf of a Group Member, unless the relevant payment is a payment by the Borrower permitted under clause 12.3(b)(11);

(c)	the subordination effected by this clause applies at all times including if and while a Group Member is in liquidation;

(d)	if a Group Member makes a claim against a Transaction Party, each other Transaction Party must indemnify the Finance Parties for any Loss they incur as a result of that claim by the Group Member;

(e)
if, on liquidation of a Transaction Party, there is a distribution of a Transaction Party’s assets including payment in cash, property or securities, to creditors of that Transaction Party on liquidation, all of the Secured Moneys must be paid in full in cash before a payment is made for or on account of the Inter-Company Claims;

(f)
until the Secured Moneys and all moneys due or owing under the Transaction Documents have been paid in full, until the subordination under this clause has been terminated and until this agreement has been fully discharged, a Transaction Party must not:

(1)	make a claim or exercise a right, power or remedy against another Transaction Party under any agreement, document or otherwise;

(2)	accept, or ensure the grant of, or permit any Encumbrance or Guarantee from a Transaction Party or any surety in favour of another Transaction Party to exist;

(3)	exercise, or attempt to exercise, any right of set-off against, nor realise any Encumbrance from, a Transaction Party or any surety; or

(4)	raise any defence or counterclaim in reduction or discharge of any obligation owed by a Transaction Party to another Transaction Party or any surety.

9.27	Share Qualification

If at any time any order, ruling, registration, notice or filing pursuant to any securities laws of Canada or any province thereof is required to ensure that any Shares issuable upon the exercise of any Warrants, in each case on any date following the date four months following the date hereof, are issued in compliance with all such laws or to ensure that any such Shares, once issued, are not subject to any general restriction as to the resale thereof under the securities laws of any province of Canada, the Borrower must take all such action as may be necessary to make or obtain such order, ruling, registration or filing, or give such notice as the case may be.

9.28	Continued Listing

The Borrower will take all reasonable steps and actions and do all such acts and things as may be required to:

(a)	as long as it meets the minimum listing requirements of such institutions, maintain the listing and posting for trading of the Shares on the TSX; and

(b)	maintain its status as a reporting issuer not in default of the requirements of applicable securities legislation of the provinces of Canada.

9.29	Convertible Debenture

The Borrower will not amend or vary or agree to a material amendment or variation of the Convertible Debenture without the prior written consent of the Agent (acting on the instructions of all Financiers).

9.30	Term of undertakings

Unless the Agent (acting on the instructions of all Financiers) otherwise agrees in writing, until:

(a)	the Commitment is cancelled; and

(b)	the Secured Moneys are unconditionally repaid in full,

each Transaction Party must, at its own cost, comply with its undertakings in this clause 9.

10	Market Disruption Event

10.1	Market Disruption

(a)
If a Market Disruption Event occurs in relation to a Funding Portion for any Interest Period, then the interest payable by the Borrower for the Interest Period will be the rate per annum which is the sum of:

(1)	the Margin; and

(2)
the rate notified to the Borrower by the Agent as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the actual cost to a Financier of funding its Pro Rata Share of that Funding Portion from whatever source it may reasonably select. For the avoidance of doubt, the Agent may only give one notice to the Borrower under clause 10.1(a)(2) during an Interest Period.

(b)	In this Agreement ‘Market Disruption Event’ means:

(1)
at or about noon in London on the Value Date for the relevant Interest Period the LIBOR01 Page is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and period; or

(2)
before close of business in London on the Value Date for the relevant Interest Period, the Agent receives notifications from a Financier that the cost to it of obtaining matching deposits on the Value Date would be in excess of LIBOR.

(c)
No Transaction Party may disclose to any person any information in relation to clause 10 or any rates notified by a Finance Party under clause 10 without the prior written consent of the Financiers, except if a Transaction Party is required by law to do so.

11	Cashflow Model

11.1	Calculations

Any amount or figure to be calculated or estimated under or for the purposes of the definitions of ‘Loan Life Cover Ratio’, ‘Project Life Cover Ratio’, ‘Reserve Tail’, ‘Interest Expense’, ‘Operating Costs’, ‘CADS’ and ‘Revenue’ is to be calculated by the Agent or, at the request of the Agent, by the Borrower on the basis of the latest Cashflow Model and accounts and other financial information provided under clause 9.6 or, if the Borrower is at any relevant time in default in delivering accounts and other financial information under clause 9.6, as estimated by the Agent on the basis of the latest Cashflow Model and other accounts and information available to the Agent.

11.2	Calculations in United States Dollars

All calculations under this agreement will be made in United States Dollars. For the purpose of determining Operating Costs, CADS, Interest Expense, Project Costs and Revenue for any period, any amount paid or received by the Borrower in a currency other than United States Dollars will to the extent the amount paid or received has been converted from or to United States Dollars by the Borrower, be taken into account as that United States Dollar amount.

11.3	Maintenance

The Cashflow Model will be maintained and updated regularly by the Agent, or, at the request of the Agent, by the Borrower, until all of the Secured Moneys have been unconditionally repaid in full.

11.4	Update of Cashflow Model

In addition to the Quarterly updates of the Cashflow Model described in clause 11.6 and without limiting the circumstances in which the Agent may update the Cashflow Model, the Agent (acting on the instructions of all Financiers and after discussions with the Borrower):

(a)	may at any time update the Cashflow Model to reflect any changes determined by the Agent;

(b)
for the purposes of determining whether Project Completion has occurred, will immediately before the Anticipated Project Completion Date, update the Cashflow Model for the purpose of calculating the Ratios;

(c)	will on each Calculation Date, update the Cashflow Model for the purpose of enabling the Agent to calculate the Ratios on the Calculation Date;

(d)	may amend any updated Cashlow Model prepared by the Borrower (at the request of the Agent) to reflect any changes the Agent determines are required; and

(e)
may at any other time update the Cashflow Model to reflect any material changes in the technical assumptions or economic assumptions for the Cashflow Model, determined by the Agent in its absolute discretion.

11.5	Factors since commencement of production

Any updating of the Cashflow Model under clause 11.4 or 11.6 will take into account:

(a)	actual Revenue and Operating Costs; and

(b)	actual performance of the Project,

during the term of the Facility.

11.6	Delivery of updated Cashflow Model

A copy of any updated Cashflow Model prepared by the Agent must be delivered by the Agent to the Borrower and the Financiers promptly after each Calculation Date, and where the Borrower has prepared any updated Cashflow Model at the request of the Agent, the Borrower must deliver the Cashflow Model to the Agent and the Financiers promptly after the relevant Quarterly Date.

11.7	Determination is binding

(a)
The technical assumptions, economic assumptions and other terms of the Cashflow Model under this clause 11 will be determined by the Agent (acting on the instructions of all Financiers, acting reasonably), and, absent manifest error, a determination by the Agent (acting on the instructions of all Financiers, acting reasonably) is final and binding on the Transaction Parties.

(b)
The Agent (acting on the instructions of all Financiers) must hold discussions with the Borrower in good faith, on a periodic basis or whenever requested by the Borrower, regarding the terms of the Cashflow Model and any update or proposed update of the Cashflow Model, and the economic assumptions and technical assumptions to be used in the Cashflow Model.

12	Project Accounts

12.1	Establishment of Project Accounts

The Borrower covenants and agrees with the Agent:

(a)	to maintain the Proceeds Account;

(b)
to establish and maintain a United States Dollars denominated interest bearing account located in the United States of America in a place and with a bank or financial institution reasonably acceptable to the Agent, that account to be called the ‘Black Fox Project – Debt Service Reserve Account’;

(c)
to maintain each Project Account in the location and with the bank or financial institution at which that account was originally established and not change that account to another bank or financial institution without the Agent’s prior written consent;

(d)	to cause all interest and other earnings on a Project Account to be credited to the Proceeds Account; and

(e)	to deal with the amounts standing to the credit of a Project Account in accordance with this clause 12 and not otherwise.

12.2	Debt Service Reserve Account

(a)
The Borrower shall initially fund the Debt Service Reserve Account in accordance with clause 12.3(b)(8) by paying to the Debt Service Reserve Account by 30 September 2009 an amount at least equal to the Debt Service Reserve Amount applicable on that date, and must ensure that at all times thereafter that the credit balance of the Debt Service Reserve Account is at least equal to the then applicable Debt Service Reserve Amount.

(b)
On a Repayment Date (the ‘Relevant Repayment Date’), if the amount standing to the credit of the Debt Service Reserve Account exceeds the Debt Service Reserve Amount for the next occurring Repayment Date, that excess may, on the Relevant Repayment Date, at the request of the Borrower be paid into the Proceeds Account to be applied as at the Relevant Repayment Date in accordance with clauses 12.3(b) and 12.3(c).

(c)
If at any time the balance of the Debt Service Reserve Account exceeds the Principal Outstanding, the Borrower may apply the amount standing to the credit of the Debt Service Reserve Account to prepay the Principal Outstanding in full. Clause 3.6(d) will apply to any prepayment made.

12.3	Proceeds Account

(a)	The Borrower must deposit, or cause to be deposited, into the Proceeds Account:

(1)	all Revenue;

(2)	any other money received in connection with the Project (including proceeds of sales of assets and insurance proceeds) and for any purpose whatsoever;

(3)	all money transferred from the Debt Service Reserve Account in accordance with clause 12.2(b);

(4)	all proceeds of all equity raisings by the Borrower; and

(5)	the proceeds of all Funding Portions.

(b)	Subject to clause 12.3(c) and clause 12.4, all amounts deposited into the Proceeds Account must be applied in the following order of priority:

(1)	first, to pay the Project Costs and Operating Costs incurred in accordance with the Cashflow Model, as and when those amounts fall due for payment;

(2)
next, to pay any fees or Taxes payable to any Government Agency, and royalties payable to any Government Agency or any other Person, in respect of the Project, as and when those amounts fall due for payment;

(3)	next, to pay the Project capital costs incurred in accordance with the Cashflow Model, as and when those amounts fall due for payment;

(4)	next, on each date for payment of money under each Financier Hedging Agreement, to pay money payable on that date under the Financier Hedging Agreement;

(5)	next, on each Interest Payment Date, to pay interest to be paid by the Borrower under this agreement;

(6)	next, on each Repayment Date, to pay the relevant Repayment Amount required to be paid by the Borrower under this agreement;

(7)	next, on each Repayment Date, to make any prepayment of the Facility required under clause 9.24(d);

(8)
next, on each Repayment Date, to pay into the Debt Service Reserve Account in accordance with clause 12.2(a) the amounts that are required so that the amount standing to the credit of the Debt Service Reserve Account is the Debt Service Reserve Amount applicable at that time;

(9)	next, on each Repayment Date, to make any mandatory prepayment of the Facility required under clause 3.7;

(10)	next, to pay the amounts required to cover the corporate expenditures of the Borrower in accordance with the Corporate Budget, as and when those amounts fall due for payment; and

(11)	finally, subject to clause 12.3(c) for the Borrower’s own corporate purposes as it thinks fit, including to:

•	make any other expenditure (including without limitation, general corporate expenditure and exploration expenditure); or

•	make Distributions.

(c)	The Borrower must not make any withdrawal from the Proceeds Account under clause 12.3(b)(11) for any purpose unless:

(1)	that withdrawal is made on a date which is within 5 Business Days after a Repayment Date;

(2)	Project Completion has occurred;

(3)	no Default or Review Event has occurred and is continuing, or would occur as a result of making that withdrawal;

(4)
the most recent Cashflow Model as provided under clause 2.1(h) shows that the values of the Ratios are projected to be equal to, or higher than, the values for the Ratios set out in clauses 9.24(a), 9.24(b) and 9.24(c) for the period up to the Final Repayment Date;

(5)	the Net Worth is at least the Minimum Net Worth; and

(6)
there will be sufficient funds remaining in the Proceeds Account after that withdrawal, to pay the Operating Costs projected to be incurred in the month following the relevant Repayment Date, as set out in the Cashflow Model.

12.4	Limits on withdrawals

(a)	At all times, withdrawals from the Proceeds Account may only be made with the prior written approval of the Agent (acting on the instructions of all Financiers) or a Receiver appointed by the Agent.

(b)	Clause 12.4(a) ceases to apply once the Agent has received the following in form and of substance satisfactory to all Financiers:

(1)	all Authorisations for phase 2 of the open pit for the Project; and

(2)	an updated Cashflow Model which, among other things, incorporates a final mine plan for phase 2 of the open pit for the Project.

(c)
If an Event of Default has occurred and while it is continuing, withdrawals from a Project Account may only be made with the prior written approval of the Agent (acting on the instructions of all Financiers) or a Receiver appointed by the Agent.

(d)
If a Potential Event of Default or Review Event has occurred and while it is continuing, withdrawals from a Project Account may be made with the prior written approval of the Agent (that approval not to be unreasonably withheld or delayed).

13	Events of Default

13.1	Events of Default

It is an Event of Default, whether or not it is within the control of a Transaction Party, if:

(a)	failure to pay: a Transaction Party fails to pay or repay any part of the Secured Moneys when due and payable by it;

(b)
non-remediable failure: a Transaction Party fails to perform any undertaking or obligation of it under any Transaction Document (other than as described in paragraph 13.1(a) and under paragraph 9.2(f)) and that failure is not in the opinion of the Agent (acting on the instructions of all Financiers) remediable;

(c)
remediable failure: the failure described in clause 13.1(b) (other than a failure to perform clauses 9.24(a) and 9.24(b)) is in the opinion of the Agent remediable, and the Transaction Party does not remedy the failure within 10 Business Days after the Transaction Party becomes aware of that failure or receives a notice from the Agent specifying the failure (whichever occurs earliest);

(d)	Mining Rights:

(1)	a Mining Right is terminated or otherwise ceases to be in full force and effect; or

(2)	a Mining Right is abandoned, terminated or otherwise determined in the opinion of the Agent (acting on the instructions of all Financiers) to be invalid or owned by a person other than the Borrower;

(e)	Ratios: having regard to the most recent Cashflow Model, at any Calculation Date:

(1)	the LLCR is less than 1.3:1;

(2)	the PLCR is less than 1.5:1;

(3)	each DSCR is less than 1.15:1;

(4)	the Reserve Tail is less than 25%; and

(5)	the Current Ratio is less than 1.2:1;

(f)	Net Worth: the failure to comply with clause 9.24(c);

(g)
Project Documents: any party to a Project Document fails to perform or observe in any material respect any of its undertakings or obligations under a Project Document and that party does not remedy the failure within the grace period stated in the Project Document or, if no grace period is stated, within 15 Business Days;

(h)	Authorisations: the Borrower fails to maintain and comply in all material respects with all applicable Authorisations that relate to the development, construction and operation of the Project;

(i)	abandonment: all or any material part of the Project is abandoned or placed on a ‘care and maintenance’ basis for more than 5 consecutive days;

(j)
destruction of Secured Property: all or a material part of its Secured Property is destroyed, lost or damaged beyond repair or proves to be materially defective in circumstances not covered fully by any insurance in favour of a Transaction Party;

(k)
expropriation: all or a material part of the Secured Property is seized, nationalised, compulsorily acquired or expropriated by, or by order of, a Government Agency or under any law or a Government Agency orders the sale, vesting or divesting of all or a material part of the Secured Property, or a restraint, restriction, prohibition, intervention, law, decree or other order of a Government Agency or any other matter or thing occurs which wholly or partially prevents or hinders:

(1)	the performance by a Transaction Party of any of its obligations under a Document; or

(2)	the construction, development or operation of the Project or the Project Assets;

(l)
misrepresentation: any representation or warranty or statement made, or taken to have been made, of a Transaction Party under or in connection with a Transaction Document is found to have been incorrect or misleading when made or repeated, or taken to have been made or repeated, unless rectified within 20 Business Days of that representation or warranty or statement having been made or taken to have been made;

(m)
acceleration of payments: a Transaction Party does anything which constitutes an event, whatever called, which causes or enables the acceleration of a payment to be made under a Document, or the enforcement or termination or rescission of a Document;

(n)	cross default: any Financial Indebtedness of a Transaction Party in an amount in excess of US$500,000:

(1)	becomes due and payable, or becomes capable of being declared due and payable, before the scheduled date for payment; or

(2)	is not paid when due (after taking into account any applicable grace period);

(o)	Encumbrance: any Encumbrance is enforced, or becomes capable of being enforced, against a material asset of a Transaction Party;

(p)
judgment: a judgment in an amount exceeding US$500,000 is obtained against a Transaction Party and that judgement has not been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 10 Business Days from the entry of that judgment;

(q)
execution: a distress, attachment, execution or other process of a Government Agency is issued against, levied or entered upon an asset of a Transaction Party in an amount exceeding US$500,000 and is not set aside or satisfied within 10 Business Days;

(r)	winding up: any of the following occur:

(1)	an application is made by a Person other than a Transaction Party, and is not withdrawn, dismissed, discontinued or set aside within 10 Business Days;

(2)	an application is made by a Transaction Party;

(3)	an order is made; or

(4)	a resolution is passed or any steps are taken to pass a resolution,

for the winding up of any Transaction Party;

(s)	administration, liquidation, receivership etc: any of the following occur:

(1)
an administrator, liquidator, provisional liquidator, receiver, receiver and manager, official manager, trustee, monitor, controller or similar official is appointed, or any steps are taken to that appointment, except an application made to a court by a Person other than a Transaction Party for the purposes of appointing such a person which is disputed by a Transaction Party acting diligently and in good faith and dismissed within 10 Business Days; or

(2)
a resolution to appoint an administrator, liquidator, provisional liquidator, receiver, receiver and manager, official manager, trustee, monitor, controller or similar official is passed, or any steps are taken to pass a resolution to that appointment, except an application made to a court by a Person other than a Transaction Party for the purposes of appointing such a person which is disputed by a Transaction Party acting diligently and in good faith and dismissed within 10 Business Days, to a Transaction Party or over the assets of a Transaction Party;

(t)	deregistration: a Transaction Party is deregistered, or any steps are taken to deregister a Transaction Party under any applicable law;

(u)	suspends payment: a Transaction Party suspends payment of its debts generally;

(v)	insolvency: a Transaction Party:

(1)
commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditor under the Bankruptcy and Insolvency Act (Canada), or makes a proposal (or files a notice of its intention to do so), under the Bankruptcy and Insolvency Act (Canada);

(2)	is unable to pay its debts when they are due;

(3)	states that it is insolvent or unable to pay its debts when they are due; or

(4)	is presumed to be insolvent or becomes insolvent under administration as defined or recognised under any applicable law, or action is taken which could result in those events;

(w)	arrangements: a Transaction Party enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(x)	reorganisation: a Transaction Party implements a merger, demerger or scheme of arrangement with any person where the Transaction Party would not be the surviving party;

(y)
amendment of constituent documents: the memorandum and articles of association, constitution or other constating documents (including a by-law) of a Transaction Party are amended in a manner that has, or is reasonably likely to have, a Material Adverse Effect;

(z)	ceasing business: a Transaction Party ceases to carry on business;

(aa)
de-listing on TSX / reporting issuer status: except with the prior written consent of the Agent (acting on the instructions of all Financiers), the Borrower ceases to have its ordinary shares listed for trading on the TSX or ceases to be a reporting issuer under the Securities Laws of any province of Canada (other than Quebec);

(bb)
de-listing on the AMEX: except with the prior written consent of the Agent (acting on the instructions of all Financiers), the Borrower ceases to have its ordinary shares listed for trading on the AMEX;

(cc)	unenforceability:

(1)	a material provision of a Document is illegal, void, voidable or unenforceable;

(2)	any person becomes entitled to terminate, rescind or avoid any material provision of any Document; or

(3)	the execution, delivery or performance of a Document by a Transaction Party breaches or results in a contravention of any law;

(dd)	Material Adverse Effect: any event occurs which has or is reasonably likely to have a Material Adverse Effect; or

(ee)
jurisdictional equivalent: anything analogous or having a substantially similar effect to any of the events specified in clauses 13.1(r), 13.1(s), 13.1(t), 13.1(u), 13.1(v), 13.1(w) or 13.1(x) happens under the law of any applicable jurisdiction.

13.2	Effect of Event of Default

(a)	If an Event of Default occurs the Agent may, at any time after its occurrence by notice to the Borrower declare that:

(1)	the Secured Moneys are immediately due and payable; or

(2)	the Commitment is cancelled,

or make each of the declarations under clauses 13.2(a)(1) and 13.2(a)(2).

(b)	The Borrower must immediately repay the Secured Moneys on receipt of a notice under clause 13.2(a)(1).

13.3	Transaction Parties to continue to perform

(a)	If the Agent makes a declaration under clause 13.2 or a gives a notice under clause 13.5(d):

(1)	the declaration or notice does not affect the obligations of a Transaction Party under the Transaction Documents; and

(2)
each Transaction Party must continue to perform its obligations under the Transaction Documents as if the declaration had not been made or the notice had not been given, subject to any directions given by a Finance Party under any Transaction Document.

(b)	Clause 13.3(a) does not affect the Borrower’s obligations under clause 13.2.

13.4	Enforcement

(a)	The Transaction Documents may be enforced without notice to a Transaction Party or any other person even if:

(1)	a Finance Party accepts any part of the Secured Moneys after an Event of Default; or

(2)	there has been any other Event of Default.

(b)
No Finance Party is liable to any Transaction Party for any Loss a Transaction Party may suffer, incur or be liable for arising out of or in connection with a Finance Party exercising any Power, except as a result of the gross negligence or wilful misconduct of a Finance Party, or to the extent specifically set out in a Transaction Document.

13.5	Review event

(a)	It is a review event if:

(1)	there is a change in Control;

(2)	any Ratio is below the value set out for that Ratio in clauses 9.24(a) and 9.24(b), or the Net Worth is less than the Minimum Net Worth at any Quarterly Date;

(3)	the Project Completion Date has not occurred by 31 October 2009;

(4)	at the end of a calendar month, production of Product for the 3 month period ending on that date is less than 80% of production projected in the Cashflow Model for that period; or

(5)	at the end of a calendar month, Operating Costs for the 3 month period ending on that date is greater than 120% of Operating Costs projected in the Cashflow Model for that period.

(b)	Each Transaction Party must notify the Agent and all Financiers as soon as it becomes aware of the occurrence of a Review Event.

(c)	The Financiers may review the Facility for a period of 30 days from the date on which the Agent receives a notice under clause 13.5(b) or becomes aware of the occurrence of a Review Event.

(d)
If the Financiers decide that they do not wish to continue to provide the Facility following the occurrence of a Review Event, they must give written notice to that effect to the Borrower within the 30 day review period referred to in clause 13.5(c). The notice must state a date (not earlier than the earlier of 90 days from the date of the service of the notice or the Repayment Date) by which:

(1)	the Secured Moneys must be paid in full, and the Borrower must pay the Secured Moneys to the Agent in full on the date nominated in the notice; and

(2)
all hedging transactions under the Financier Hedging Agreements will be closed out in accordance with the relevant Financier Hedging Agreement (as though a ‘Termination Event’ had then occurred and the Borrower were the ‘Affected Party’ (each as defined in the relevant Financier Hedging Agreement)).

14	Increased costs and illegality

14.1	Increased costs

(a)	If a Financier determines that any Change in Law affecting it or any of its Holding Companies directly or indirectly:

(1)
increases the effective cost to that Financier of performing its obligations under the Transaction Documents or funding or maintaining the Commitment or its Pro Rata Share of the Principal Outstanding;

(2)	reduces any amount received or receivable by that Financier under the Transaction Documents; or

(3)	in any other way reduces the effective return to the Financier or any Affiliate under the Transaction Documents or the overall return on capital of the Financier or any Affiliate,

(each an Increased Cost), the Borrower must pay to the Financier on demand compensation for the Increased Cost to the extent attributed by the Financier or Affiliate (using the methods it considers appropriate) to the Financier’s obligations under the Transaction Documents or the funding or maintenance of the Commitment or its Pro Rata Share of the Principal Outstanding.

(b)	A claim under clause 14.1(a) in the absence of manifest error, is sufficient evidence of the amount to which the Finance Party is entitled under clause 14.1(a) unless the contrary is proved.

(c)
If the Borrower receives a demand from a Financier under clause 14.1(a), the Borrower may, by written notice to the Agent on or before the date which is 20 Business Days after the date of that demand, cancel the Commitment and prepay the Secured Moneys of that Financier in full.

(d)
A notice under clause 14.1(c) is irrevocable and the Borrower must, on the date which is 40 Business Days after the date that the notice is given, pay to the Agent on account of the Financier the Secured Moneys in full.

14.2	Illegality

(a)
If any Change in Law or other event makes it illegal for a Financier to perform its obligations under the Transaction Documents or fund or maintain the Commitment, the Financier may by notice to the Borrower:

(1)	suspend its obligations under the Transaction Documents for the duration of the illegality; or

(2)
by notice to the Borrower, cancel the Commitment and require the Borrower to repay the Secured Moneys in full on the date which is 40 Business Days after the date on which the Financier gives the notice or any earlier date required by, or to comply with, the applicable law.

(b)	A notice under clause 14.2(a)(2) is irrevocable and the Borrower must, on the repayment date determined under clause 14.2(a)(2), pay to the Agent on account of a Financier the Secured Moneys in full.

(c)
If any Change in Law or other event that makes it illegal for a Financier to perform its obligation under a Financier Hedging Agreement is a Termination Event under that Financier Hedging Agreement, then the provisions of the relevant Financier Hedging Agreement will apply with respect to that Termination Event, and this clause 14.2(c) will not apply.

14.3	Reduction of Commitment

The Commitment of a Financier is reduced by its Pro Rata Share of any amount of Secured Moneys paid under this clause 14 and accordingly an amount paid under this clause 14 may not be redrawn.

15	Indemnities and Break Costs

15.1	General indemnity

(a)
Each Transaction Party indemnifies each Finance Party against any Loss which that Finance Party, a Receiver (whether acting as agent of the Borrower or of a Finance Party) or an Attorney pays, suffers, incurs or is liable for, in respect of any of the following:

(1)
a Funding Portion required by a Funding Notice not being made for any reason including any failure by a Transaction Party to fulfil any condition precedent contained in clause 2, but excluding any default by that Finance Party;

(2)	the occurrence of any Default or Review Event;

(3)	a Finance Party exercising its Powers consequent upon or arising out of the occurrence of any Default or Review Event;

(4)	the non-exercise, attempted exercise, exercise or delay in the exercise of any Power;

(5)	any act or omission of a Security Provider or any of its employees or agents;

(6)	the occupation, use or ownership of any Secured Property by a Security Provider or any of its employees or agents;

(7)	any workers’ compensation claim by any employee of a Security Provider;

(8)	any insurance policy in respect of all property;

(9)	any compulsory acquisition or statutory or judicial divestiture of Secured Property;

(10)	any other thing in respect of a Security or any property; and

(11)	any payment made by a Financier to the Agent to indemnify the Agent for a Loss the Agent pays, suffers, incurs or is liable for in acting as Agent.

(b)	The indemnity in clause 15.1(a), includes:

(1)
the amount determined by a Finance Party as being incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by the Finance Party to fund or maintain the Commitment; and

(2)	loss of margin,

but does not include any loss arising from the gross negligence or wilful misconduct of a Finance Party.

15.2	Break Costs

The Borrower must, within 3 Business Days of demand by the Agent, pay to the Agent for the account of each Finance Party its Break Costs attributable to all or any part of a Funding Portion being prepaid or repaid by the Borrower on a day other than the last day of the Interest Period for that Funding Portion.

15.3	Foreign currency indemnity

If, at any time:

(a)	a Finance Party, a Receiver or an Attorney receives or recovers any amount payable by a Transaction Party including:

(1)	under any judgment or order of any Government Agency;

(2)	for any breach of any Transaction Document;

(3)	on the liquidation or bankruptcy of the Transaction Party or any proof or claim in that liquidation or bankruptcy; or

(4)	any other thing into which the obligations of the Transaction Party may have become merged; and

(b)	the Payment Currency is not the Relevant Currency,

the Borrower indemnifies each Finance Party, Receiver or Attorney against any shortfall between the amount payable in the Relevant Currency and the amount actually or notionally received or recovered by each Finance Party, Receiver or Attorney after the Payment Currency is converted or translated into the Relevant Currency under clause 15.4.

15.4	Conversion of currencies

In making any currency conversion under clause 15.3, a Finance Party, Receiver or Attorney may itself or through its bankers purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit.

15.5	Continuing indemnities and evidence of Loss

(a)	Each indemnity of a Transaction Party in a Transaction Document is a continuing obligation of the Transaction Party, despite:

(1)	any settlement of account; or

(2)	the occurrence of any other thing,

and remains in full force and effect until:

(3)	the Secured Moneys are fully and finally repaid; and

(4)	each Security has been finally discharged.

(b)
Each indemnity of a Transaction Party in a Transaction Document is an additional, separate and independent obligation of a Transaction Party and no one indemnity limits the general nature of any other indemnity.

(c)	Each indemnity of a Transaction Party in a Transaction Document survives the termination of any Transaction Document.

(d)	A certificate given by an Officer of a Finance Party detailing the amount of any Loss covered by any indemnity in a Transaction Document is sufficient evidence unless the contrary is proved.

16	Fees, Tax, costs and expenses

16.1	Arrangement fee

The Borrower must, on or before the date that the first Funding Portion is provided under clause 5.1, pay a non-refundable and non-rebateable arrangement fee of the following amounts to the relevant Financier:

(a)	US$2,311,955 to Macquarie Bank Limited; and

(b)	US$1,153,596 to RMB Australia Holdings Limited.

16.2	Commitment fee

The Borrower must pay the Financiers a non-refundable commitment fee equal to 1.00% per annum calculated on a daily basis on the average monthly balance of the Undrawn Commitment on the basis of a 360 day year and for the actual number of days elapsed. The commitment fee is to commence on the date the conditions precedent in clause 2.1 are satisfied and is to be paid in arrears on each subsequent Quarterly Date and on the last day of the Availability Period.

16.3	Tax

(a)
The Borrower must pay any Tax, other than an Excluded Tax in respect of any Finance Party, which is payable in respect of a Transaction Document (including in respect of the execution, delivery, performance, release, discharge, amendment or enforcement of a Transaction Document).

(b)
The Borrower must pay any fine, penalty, interest or other cost in respect of a failure to pay any Tax described in clause 16.3(a) except to the extent that the fine, penalty, interest or other cost is caused by the Agent’s failure to lodge money received from the Borrower within 5 Business Days before the due date for lodgement.

(c)	The Borrower indemnifies each Finance Party against any amount payable under clause 16.3(a) or 16.3(b).

16.4	Costs and expenses

The Borrower must pay all costs and expenses of each Finance Party in relation to:

(a)	the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of any Transaction Document;

(b)	the enforcement, protection or waiver of any rights under any Transaction Document;

(c)	the consent or approval of a Finance Party given under any Transaction Document;

(d)	any enquiry by a Government Agency involving the Borrower;

(e)	one site visit per year by the representatives of the Finance Parties under clause 9.2(c);

(f)	any site visits by the representatives of the Finance Parties on the occurrence of:

(1)	in the opinion of the Financiers, a material change in the Project development activities contemplated by the Cashflow Model; and

(2)	a Default; and

(g)	any administration costs of each Finance Party in relation to the matters described in clause 16.4(c) or 16.4(d).

(h)	any legal costs and expenses and any professional consultant’s fees, including the Independent Technical Consultant, on a full indemnity basis.

17	Interest on overdue amounts

17.1	Payment of interest

Each Transaction Party must pay interest on:

(a)	any of the Secured Moneys due and payable by it, but unpaid; and

(b)	any interest payable but unpaid under this clause 17.

17.2	Accrual of interest

The interest payable under this clause 17:

(a)
accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the Secured Moneys becomes merged; and

(b)	may be capitalised at monthly intervals.

17.3	Rate of interest

The rate of interest payable under this clause 17 on any part of the Secured Moneys is the higher of:

(a)	the Overdue Rate determined by the Agent:

(1)	on the date that part of the Secured Moneys becomes due and payable but is unpaid; and

(2)	on each date which is 1 month after the immediately preceding date on which the Overdue Rate was determined under this clause 17.3(a); and

(b)	the rate fixed or payable under a judgment or other thing referred to in clause 17.2(a).

18	Relations between Agent and Financiers

18.1	Appointment of Agent

Each Financier appoints the Agent to act as its agent under the Transaction Documents and authorises the Agent to do the following on its behalf:

(a)	amend or waive compliance with any provision of the Transaction Documents in accordance with the Transaction Documents (including clause 18.5);

(b)	all things which the Transaction Documents expressly require the Agent to do, or contemplate are to be done by the Agent, on behalf of the Financiers; and

(c)	all things which are incidental or ancillary to the Powers of the Agent described in clauses 18.1(a) or (b).

18.2	Agent’s capacity

The Agent:

(a)	if it acts in its capacity as a Financier, has the same obligations and Powers under each Transaction Document as any other Financier as though it were not acting as the Agent; and

(b)	may engage in banking or business activities with any Transaction Party which are not related to the Facility without having to notify or account to the Financiers.

18.3	Agent’s obligations

(a)	The Agent has only those duties and obligations which are expressly specified in the Transaction Documents.

(b)	The Agent is not required to:

(1)	keep itself informed as to the affairs of any Transaction Party or its compliance with any Transaction Document; or

(2)	review or check the accuracy or completeness of any document or information it forwards to any Financier or other person.

18.4	Agent’s powers

(a)	Except as specifically set out in the Transaction Documents (including clause 18.5), the Agent may exercise its Powers under the Transaction Documents:

(1)	as it thinks fit in the best interests of the Financiers; and

(2)	without consulting with or seeking the instructions of all Financiers.

(b)	The exercise by the Agent of any Power in accordance with this clause 18 binds all of the Financiers.

18.5	Instructions to Agent

The Agent:

(a)	must exercise its Powers in accordance with any instructions given to it by the Majority Financiers;

(b)	must not amend or waive any provision of a Transaction Document which has the effect of:

(1)	increasing the obligations of any Financier;

(2)	changing the terms of payment of any amounts payable under the Transaction Documents;

(3)	changing the manner in which those payments are to be applied;

(4)	increasing the Commitment; or

(5)	changing the definition of Majority Financiers,

without the consent of all of the Financiers;

(c)
must not amend or waive any other provision of any Transaction Document without the consent of all the Financiers unless the Agent is satisfied that the amendment is made to correct a manifest error or an error of a formal or technical nature only;

(d)
must not otherwise exercise any Power which the Transaction Documents specify are to be exercised with the consent or in accordance with the instructions of the Majority Financiers or all Financiers (as the case may be) or amend any such requirement, except with that consent or in accordance with those instructions; and

(e)
may refrain from acting, whether in accordance with the instructions of all the Financiers or otherwise, until it has received security for any amount it reasonably believes may become payable to it by the Financiers under clause 18.11.

18.6	Assumptions as to authority

Each Transaction Party may assume, without inquiry, that any action of the Agent under the Transaction Documents is in accordance with any required authorisations, consents or instructions from all Financiers.

18.7	Agent’s liability

Neither the Agent nor any Associate of the Agent nor any of their respective directors, officers, employees, agents or successors is responsible to the Financiers or a Transaction Party for:

(a)
any recitals, statements, representations or warranties contained in any Transaction Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Transaction Document;

(b)
the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document (other than as against the Agent) or any other certificate or document referred to or provided for in, or received by any of them under, any Transaction Document;

(c)	any failure by a Transaction Party or any Financier to perform its obligations under any Transaction Document; or

(d)
any action taken or omitted to be taken by it or them under any Transaction Document or in connection with any Transaction Document except in the case of its or their own fraud or wilful misconduct or gross negligence.

18.8	Delegation

The Agent may employ agents and attorneys.

18.9	Agent entitled to rely

The Agent may rely on:

(a)
any certificate, communication, notice or other document (including any facsimile transmission or telegram) it believes to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons; and

(b)	advice and statements of solicitors, independent accountants and other experts selected by the Agent with reasonable care.

18.10	Provision of information
(a)	The Agent must forward to each Financier:

(1)	notice of the occurrence of any Default promptly after the Agent becomes actually aware of it; and

(2)	a copy of each report, notice or other document promptly after the Agent receives it from a Transaction Party under any Transaction Document.

(b)	The Agent is not to be regarded as being actually aware of the occurrence of a Default unless the Agent:

(1)	is actually aware that any payment due by a Transaction Party under the Transaction Documents has not been made; or

(2)	has received notice from a Financier or a Transaction Party stating that a Default has occurred describing the same and stating that the notice is a ‘Default Notice’.

(c)
If the Agent receives a Default Notice the Agent may treat that Default as continuing until it has received a further Default Notice from the party giving the original notice stating that the Default is no longer continuing and the Agent is entitled to rely on that second notice for all purposes under the Transaction Documents.

(d)	The Agent is not to be regarded as having received any report, notice or other document or information unless it has been given to it in accordance with clause 21.3.

(e)
Except as specified in clause 18.10(a) and as otherwise expressly required by the Transaction Documents, the Agent has no duty or responsibility to provide any Financier with any information concerning the affairs of any Transaction Party or other person which may come into the Agent’s possession.

(f)
Nothing in any Transaction Document obliges the Agent to disclose any information relating to any Transaction Party or other person if the disclosure would constitute a breach of any law, duty of secrecy or duty of confidentiality.

18.11	Indemnity by Financiers

(a)
The Financiers severally indemnify the Agent (to the extent not reimbursed by any Transaction Party) in their Pro Rata Shares against any Loss which the Agent pays, suffers, incurs or is liable for in acting as Agent, except to the extent attributable to the Agent’s fraud, wilful misconduct or gross negligence.

(b)
The Financiers will not take any action or suit or make any claim against the Agent in respect of any Loss paid, suffered or incurred by the Financiers as a result of the Agent’s action, except to the extent the Loss was attributable to the Agent’s fraud, wilful misconduct or gross negligence.

18.12	Independent appraisal by Financiers

Each Financier acknowledges that it has made and must continue to make, independently and without reliance on the Agent or any other Financier, and based on the documents and information it considers appropriate, its own investigation into and appraisal of:

(a)	the affairs of each Transaction Party;

(b)	the accuracy and sufficiency of any information on which it has relied in connection with its entry into the Transaction Documents; and

(c)	the legality, validity, effectiveness, enforceability and sufficiency of each Transaction Document.

18.13	Resignation and removal of Agent

(a)
The Agent may, by notice to the Borrower and the Financiers, resign at any time and the Majority Financiers may, by notice to the Borrower and the Agent, remove the Agent from office. The resignation or removal of the Agent takes effect on appointment of a successor Agent in accordance with this clause 18.13.

(b)
When a notice of resignation or removal is given, the Financiers may appoint a successor Agent. If no successor Agent is appointed within 20 Business Days, the Agent (acting on the instructions of the Majority Financiers) may appoint a successor Agent.

(c)
When a successor Agent is appointed, and executes an undertaking to be bound as successor Agent under the Transaction Documents, the successor Agent succeeds to and becomes vested with all the Powers and duties of the retiring Agent, and the retiring Agent is discharged from its duties and obligations under the Transaction Documents.

(d)	After any retiring Agent’s resignation or removal, this agreement continues in effect in respect of any actions which the Agent took or omitted to take while acting as the Agent.

18.14	Institution of actions by Financiers

(a)
A Financier must not institute any legal proceedings against a Transaction Party to recover amounts owing to it under the Transaction Documents, without giving the Agent and each other Financier a reasonable opportunity to join in the proceedings or agree to share the costs of the proceedings.

(b)
If a Financier does not join in an action against a Transaction Party or does not agree to share in the costs of the action (having been given a reasonable opportunity to do so by the Finance Party bringing the action), it is not entitled to share in any amount recovered by the action until all the Finance Parties who did join in the action or agree to share the costs of the action have received in full all money payable to them under the Transaction Documents.

18.15	Identity of Financiers

(a)	A Financier must notify the Agent of any assignment or novation of that Financier’s rights or obligations under any Transaction Document in accordance with clause 19.

(b)
The Agent may treat each Financier as the absolute legal and beneficial holder of its rights under the Transaction Documents for all purposes, despite any notice to the contrary, unless otherwise required by law.

18.16	Electronic transmission of notices

Commencing on a date to be determined by the Agent and notified to the other parties to this agreement, notices, requests, demands, consents, approvals, agreements or other communications to or by the Agent under the Transaction Documents:

(a)
may be given by means of a secure website established by the Agent, access to which is restricted to the parties to the Transaction Documents (and, where applicable, their financial and legal advisers); and

(b)	will be taken to be given or made on:

(1)	a notice being posted on the secure website; and

(2)
receipt by the Agent of a delivery receipt in respect of an e-mail the Agent has sent to the relevant party’s nominated email address (as notified to the Agent at least 5 days before any e-mail is sent by the Agent or notice posted on the secure website) advising that the notice has become available on the secure website.

19	Assignment

19.1	Assignment by Transaction Party

(a)
A Transaction Party must not assign or novate any of its rights or obligations under a Transaction Document (other than a Financier Hedging Agreement) without the prior written consent of all of the Financiers.

(b)	A Transaction Party must not assign or novate any of its rights or obligations under a Hedging Agreement without the prior consent of the relevant Financier.

(c)	A Transaction Party must not assign or novate any of its rights or obligations under a -Hedging Agreement (other than a Financier Hedging Agreement) without the prior consent of all Financiers.

19.2	Assignment by Finance Party

A Finance Party may assign or novate any of its rights and obligations under a Transaction Document to any person without the consent of the Transaction Parties or the Financiers if:

(a)	any necessary prior Authorisation is obtained;

(b)
the assignment or novation is to a person in the RMB group of companies or the Macquarie group of companies (as applicable) (which term includes any person, partnership or corporate entity in that group) or, after consultation with the Borrower, to a reputable bank or financial institution or to a combination of reputable banks and financial institutions;

(c)	it notifies the Agent and the Borrower; and

(d)
it has given each Financier notice of the terms of the proposed assignment or novation, and no other Financier has elected to acquire the relevant rights and obligations on those terms within 10 Business Days of receiving that notice. If one or more Financiers elects to acquire the relevant rights and obligations, then the Financiers will complete the acquisition as soon as is reasonably practicable after the election to acquire is made (and if more than one Financier elects to acquire, then on a pro rata basis).

19.3	Substitution agreement

(a)
If a Financier wishes to novate any of its rights and obligations under a Transaction Document to a Substitute Financier, it must notify the Agent at least 5 Business Days before the substitution (or such shorter period as the Agent approves), of the following:

(1)	the name of the Substitute Financier;

(2)	the proportion of its Commitment and its Principal Outstanding to be assumed by the Substitute Financier; and

(3)	the proposed date of the substitution.

(b)
The Retiring Financier and the Substitute Financier must execute a substitution agreement in the form of Attachment 2 and deliver it to the Agent at least 2 Business Days before the substitution (or any shorter period as the Agent approves).

(c)	When the Agent receives a substitution agreement under clause 19.3(b) it is authorised to, and must:

(1)	execute it on behalf of all the parties to this agreement other than the Retiring Financier;

(2)	notify each of the parties to this agreement of the substitution; and

(3)	deliver copies of it to the Borrower, the Retiring Financier and the Substitute Financier.

19.4	Assist

Each party must do any thing which the Agent reasonably requests including, executing any documents or amending any Transaction Document, to effect any transfer, assignment or novation under this clause 19.

19.5	Participation not permitted

A Finance Party may not grant a participation interest (being a right to share in the financial benefits of this agreement, without any rights against a Transaction Party) in any of that Finance Party’s rights and benefits under this agreement to any other person without having to obtain the consent of or to notify a Transaction Party.

19.6	Lending Office

(a)	A Financier may change its Lending Office at any time.

(b)	A Financier must promptly notify the Agent and the Borrower of the change.

19.7	No increase in costs

If a Financier assigns or novates any of its rights or obligations under any Transaction Document or changes its Lending Office, no Transaction Party is required to pay any net increase in the aggregate amount of costs, Taxes, fees or charges which is a direct consequence of the transfer or assignment or change of Lending Office.

19.8	Anti-Money Laundering

(a)
The Transaction Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and ‘know your client’ laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, AML Legislation), the Finance Parties may be required to obtain, verify and record information regarding the Transaction Party, its directors, authorised signing officers, direct or indirect shareholders or other Persons in control of a Transaction Party, and the transactions contemplated under the Transaction Documents. The Transaction Parties will promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Finance Party, or any prospective assign or participant of a Finance Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)	If the Agent has ascertained the identity of a Transaction Party or any authorised signatories of a Transaction Party for the purposes of applicable AML Legislation, then the Agent:

(1)
shall be deemed to have done so as an agent for each other Finance Party, and this Agreement shall constitute a ‘written agreement’ in such regard between each such other Finance Party and the Agent within the meaning of applicable AML Legislation; and

(2)	shall provide to each other Finance Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the other Finance Parties agrees that the Agent has no obligation to ascertain the identity of a Transaction Party or any authorised signatories of a Transaction Party on behalf of the other Finance Parties, or to confirm the completeness or accuracy of any information it obtains from a Transaction Party or any authorised signatory in doing so.

20	Saving provisions

20.1	No merger of security

(a)	Nothing in this agreement merges, extinguishes, postpones, lessens or otherwise prejudicially affects:

(1)	any Encumbrance or indemnity in favour of any Finance Party; or

(2)	any Power.

(b)	No other Encumbrance or Transaction Document which a Finance Party has the benefit of in any way prejudicially affects any Power.

(c)
Any reference in any of the Transaction Documents to a Permitted Encumbrance is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Security to any Encumbrance.

20.2	Exclusion of moratorium

To the extent not excluded by law, a provision of any legislation which directly or indirectly:

(a)	lessens, varies or affects in favour of a Transaction Party any obligations under a Transaction Document; or

(b)	stays, postpones or otherwise prevents or prejudicially affects the exercise by any Finance Party of any Power,

is negatived and excluded from each Transaction Document and all relief and protection conferred on a Transaction Party by or under that legislation is also negatived and excluded.

20.3	Conflict

Where any right, power, authority, discretion or remedy conferred on a Finance Party, a Receiver or an Attorney by any Transaction Document is inconsistent with the powers conferred by applicable law then, to the extent not prohibited by that law, those conferred by applicable law are regarded as negatived or varied to the extent of the inconsistency.

20.4	Consents

(a)
Whenever the doing of any thing by a Transaction Party is dependent on the consent of a Finance Party, the Finance Party may withhold its consent or give it conditionally or unconditionally in its absolute discretion, unless expressly stated otherwise in a Transaction Document.

(b)	Any conditions imposed on a Transaction Party by a Finance Party under clause 20.4(a) must be complied with by the Transaction Party.

20.5	Principal obligations

This agreement and each Collateral Security is:

(a)	a principal obligation and is not ancillary or collateral to any other Encumbrance (other than another Collateral Security) or other obligation; and

(b)	independent of, and unaffected by, any other Encumbrance or other obligation which any Finance Party may hold at any time in respect of the Secured Moneys.

20.6	Non-avoidance

If any payment by a Transaction Party to a Finance Party is avoided for any reason including any legal limitation, disability or incapacity of or affecting the Transaction Party or any other thing, and whether or not:

(a)	any transaction relating to the Secured Moneys was illegal, void or substantially avoided; or

(b)	any thing was or ought to have been within the knowledge of any Finance Party,

the Transaction Party:

(c)	as an additional, separate and independent obligation, indemnifies each Finance Party against that avoided payment; and

(d)
acknowledges that any liability of the Transaction Party under the Transaction Documents and any right or remedy of the Finance Parties under the Transaction Documents is the same as if that payment had not been made.

20.7	Set-off authorised

If a Transaction Party does not pay any amount when due and payable by it to any Finance Party under a Transaction Document, the Finance Party may:

(a)	apply any credit balance in any currency in any account of the Transaction Party with the Finance Party in or towards satisfaction of that amount; and

(b)	effect any currency conversion which may be required to make an application under clause 20.7(a).

20.8	Agent’s certificates and approvals

(a)
A certificate signed by any Officer of the Agent in relation to any amount, calculation or payment under any Transaction Document is sufficient evidence of that amount, calculation or payment unless the contrary is proved.

(b)	Where any provision of a Transaction Document requires the Agent’s approval, that approval will not be effective unless and until it is provided in writing.

20.9	No reliance or other obligations and risk assumption

Each Transaction Party acknowledges and confirms that:

(a)	it has not entered into any Transaction Document in reliance on any representation, warranty, promise or statement made by or on behalf of any Finance Party;

(b)	in respect of the transactions evidenced by the Transaction Documents, no Finance Party has any obligations other than those expressly set out in the Transaction Documents; and

(c)
in respect of interest rates, exchange rates or commodity prices, no Finance Party is liable for any movement in interest rates, exchange rates or commodity prices or any information, advice or opinion provided by any Finance Party or any person on behalf of any Finance Party, even if:

(1)	provided at the request of a Transaction Party (it being acknowledged by each Transaction Party that those matters are inherently speculative);

(2)	relied on by a Transaction Party; or

(3)	provided incorrectly or negligently.

20.10	Power of attorney

(a)
For consideration received, each Transaction Party irrevocably appoints the Agent and each Officer of the Agent, effective upon the occurrence and during the continuance of an Event of Default, as the attorney of the Transaction Party to:

(1)	execute and deliver all documents; and

(2)	do all things,

which are necessary or desirable to give effect to each Transaction Document.

(b)	An attorney appointed under clause 20.10(a) may appoint a substitute attorney to perform any of its powers.

21	General

21.1	Confidential information

A Finance Party must not disclose to any person:

(a)	any Transaction Document; or

(b)	any information about any Transaction Party,

(c)	except:

(d)
in connection with a permitted assignment, novation or participation under clause 19, where the disclosure is made on the basis that the recipient of the information will comply with this clause 21.1 in the same way that the Finance Party is required to do;

(e)	to any professional or other adviser consulted by it in relation to any of its rights or obligations under the Transaction Documents;

(f)	to a country’s central bank, a country’s taxation office or any Government Agency requiring disclosure of the information;

(g)	in connection with the enforcement of its rights under the Transaction Documents;

(h)	where the information is already in the public domain, or where the disclosure would not otherwise breach any duty of confidentiality;

(i)	if required by applicable law or the rules of any securities exchange; or

(j)	otherwise with the prior written consent of the relevant Transaction Party (that consent not to be unreasonably withheld).

21.2	Transaction Party to bear cost

Any thing which must be done by a Transaction Party under any Transaction Document, whether or not at the request of any Finance Party, must be done at the cost of the Transaction Party.

21.3	Notices

(a)
Any notice or other communication including, any request, demand, consent or approval, to or by a party to any Transaction Document must be in legible writing and in English addressed to the party in accordance with its details set out in Schedule 1 or as specified to the sender by the party by notice.

(b)	If the sender is a company, any such notice or other communication must be signed by an Officer of the sender.

(c)	Any notice or other communication described in this clause 21.3 is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person or by recognised overnight courier, when delivered to the addressee;

(2)	if by post, on delivery to the addressee; or

(3)	if by facsimile, when received by the addressee in legible form,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day.

(d)
Any notice or other communication described in this clause 21.3 can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(e)
A facsimile transmission is regarded as legible unless the addressee telephones the sender within 24 hours after the transmission is received or regarded as received under clause 21.3(c) and informs the sender that it is not legible.

21.4	Governing law and jurisdiction

(a)
This agreement is governed by the laws of the Province of Ontario and the laws of Canada which are applicable in the Province of Ontario, other than any laws which would result in the imposition of the laws of another jurisdiction.

(b)	Each Transaction Party and each Finance Party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario.

(c)	Each Transaction Party and each Finance Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(d)
Each Transaction Party and each Finance Party irrevocably waives any immunity in respect of its obligations under this agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

21.5	Prohibition and enforceability

(a)
Any provision of, or the application of any provision of, any Transaction Document or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)
Any provision of, or the application of any provision of, any Transaction Document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

21.6	Waivers

(a)
Waiver of any right arising from a breach of this agreement or of any Power arising on default under this agreement or on the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this agreement or the occurrence of an Event of Default; or

(2)	a Power created or arising on default under this agreement or on the occurrence of an Event of Default,

does not result in a waiver of that right or Power.

(c)
A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement or on the occurrence of an Event of Default as constituting a waiver of that right or Power.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)	This clause may not itself be waived except in writing.

21.7	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

21.8	Cumulative rights

The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of any Finance Party, Receiver or Attorney.

21.9	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

21.10	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

Signing page

Executed as an agreement

Borrower
Signed for Apollo Gold Corporation By its authorised signatory
By:	/s/ Melvyn Williams
Authorised Signatory
print name	Melvyn Williams
title	Chief Financial Officer

Agent and Security Agent
Signed for RMB Resources Inc. By its authorised officer
By:	/s/ Richard A. Winters
Authorised Officer
print name	Richard A. Winters
title	President

Financier
Signed for RMB Australia Holdings Limited By
By:	/s/ M. Schonfeld
Director
print name	M. Schonfeld
By:	/s/ Gregory Gay
Director / Secretary
print name	Gregory Gay
title	Director

Financier

Signed for Macquarie Bank Limited by its attorneys
sign here ►	/s/ Gavin Bradley	/s/ Margot Branson
	Attorney	Attorney
print name	Gavin Bradley, Executive Director	Margot Branson, Associate Director
in the presence of
sign here ►	/s/ Katie Choi	/s/ Katie Choi
	Witness	Witness
print name	Katie Choi, Division Director	Katie Choi, Division Director